EXECUTION VERSION

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made and entered into on October 11, 2019, by and among (i) Soaring Wings, LLC, a Florida limited liability company (“Soaring Wings”); (ii) Soaring Wings HQ, LLC, a Florida limited liability company (“Soaring Wings HQ”); (iii) Soaring Wings Advertising, LLC, a Florida limited liability company (“Soaring Wings Advertising”); (iv) Soaring Wings IP, LLC, a Florida limited liability company (“Soaring Wings IP”); (v) the WH Operating Entities; (vi) ARC Group, Inc., a Nevada corporation (“Parent”); and (vii) ARC Winghouse, LLC, a Florida limited liability company (“ARC WingHouse”). Soaring Wings, Soaring Wings HQ, Soaring Wings Advertising, Soaring Wings IP and the WH Operating Entities are collectively referred to as the “Sellers” and each a “Seller”. Parent and ARC Winghouse are collectively referred to as the “Purchasers”.

Recitals

WHEREAS, Sellers own all of the Purchased Assets and Assumed Liabilities; and

WHEREAS, ARC WingHouse desires to purchase from Sellers, and Sellers desire to sell to ARC WingHouse, all of the Purchased Assets, and ARC WingHouse desires to assume all of the Assumed Liabilities, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale of Assets.

(a) Purchased Assets. On the Closing Date, ARC WingHouse shall purchase from Sellers, and Sellers shall sell, transfer, assign, contribute, convey and deliver to ARC WingHouse, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest of Sellers in and to all assets of Sellers that are used or held for use solely in connection with the operation or conduct of the Business (other than the Excluded Assets), including, but not limited to: (i) all accounts receivable, (ii) all Inventory, (iii) all contracts and agreements set forth on Schedule 1.1(a) (the “Assumed Contracts”), (iv) all furniture, fixtures, machinery and equipment, (v) all real estate owned or leased by any Sellers, (vi) all Intellectual Property, (vii) all advertising, marketing, market research, sales and promotional materials that are in any Sellers’ physical possession or under its control, (viii) all Governmental Authorizations (to the extent legally assignable), (ix) all financial, accounting, payroll and operating data and records, (x) all Seller Employees, (xi) any compensation and benefit plan, any assets in respect of any such plan, and any other compensation and benefit plans sponsored by Sellers, in respect of Seller Employees (other than Excluded Assets), (xii) all claims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any third party with respect to any Assumed Liabilities (other than those arising under Sellers’ insurance policies, or those relating the purchase or procurement of any good, service or product for, or on behalf of, the Business at any time up until the Closing, along with any and all recoveries in connection thereto), (xiii) any rights, claims and credits of Sellers with respect to any Assumed Liabilities, including any guarantees, warranties, indemnities and similar rights in favor of Sellers with respect to the Purchased Assets, (xv) all goodwill and going concern value associated with the Purchased Assets or the Business, and (xvi) all other assets, properties or rights of Sellers that are used or held for use solely in connection with the operation or conduct of the Business (collectively, the “Purchased Assets”) upon the terms and subject to the conditions set forth in this Agreement (together with all other transactions contemplated hereunder, the “Acquisition”). Sellers shall provide an updated Schedule 1.1(a) to ARC WingHouse at least two (2) days prior to Closing.

(b) Excluded Assets. ARC WingHouse acknowledges and agrees that it is not acquiring any rights, title or interest in, to or under: (i) Sellers’ Tax Returns and other records which are not directly related to or reasonably necessary to the conduct of the Business; (ii) any tax credits, tax refunds, tax benefits, or other benefits relating to periods prior to the Closing Date; (iii) each Seller’s bank accounts, credit cards, and debit cards; (iv) all contracts and agreements other than the Assumed Contracts; (v) Sellers’ cash and cash equivalents; (vi) all claims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any third party, along with any and all recoveries in connection thereto; (vii) all claims, causes of action, and rights under any of Seller’s insurance policies, along with any and all recoveries in connection thereto; (viii) all documents that were received by Sellers or its representatives from third parties in connection with the proposed acquisition of the Purchased Assets, (ix) any ownership or beneficial interest of any Seller in any life insurance policies; (x) all confidential communications between any Seller and its Affiliates, on the one hand, and Hill, Ward & Henderson, P.A., on the other hand, relating to the Business or the Purchased Assets or arising out of or relating to the negotiation, execution or delivery of this Agreement, the Transaction Documents or the Acquisition, including any attendant attorney-client privilege, attorney work product protection and expectation of client confidentiality applicable thereto, and including any information or files in any format of Hill, Ward & Henderson, P.A. in connection therewith; (xi) all rights which accrue or will accrue to any Seller under the Transaction Documents; and (xii) assets, properties and rights specifically set forth on Schedule 1.1(b) to this Agreement (collectively, the “Excluded Assets”).

(c) Assumed Liabilities. ARC WingHouse is assuming, and shall be deemed to have assumed, the Loyalty Program Benefits, any and all Liabilities of Sellers included in the calculation of Closing Working Capital and any and all Liabilities of Sellers solely to the extent such Liabilities relate to the operation or conduct of the Business on or after the Closing, including, but not limited to: (i) all Liabilities arising out of or relating to any Assumed Contract that are incurred on or after the Closing, (ii) all Liabilities to customers, suppliers or other third parties for products, materials and services ordered in the ordinary course of business but scheduled to be delivered or provided on or after the Closing, (iii) all Liabilities arising out of or relating to Proceedings commenced after the Closing, (iv) all Liabilities arising out of or relating to the return of any product, including all Liabilities for any credits or rebates in respect of any product, (v) all Liabilities for any recall or post-sale warning in respect of any product manufactured by or for ARC WingHouse on or after the Closing or to the extent arising from any Purchasers’ conduct on or after the Closing, (vi) all consumer products Liabilities, including those related to consumer fraud and economic loss, related to the manufacture, advertising, marketing, distribution, sale, or use of products on or after the Closing Date, (vii) all Liabilities with respect to Seller Employees of the Business arising or occurring with respect to periods of service on and after the date such employee becomes an employee of ARC WingHouse, (viii) all Liabilities for Taxes arising out of or relating to the ownership of the Purchased Assets or the Business in any taxable period, or a portion thereof, beginning on the Closing Date, and (ix) all other Liabilities arising out of or relating to the Purchased Assets or the Business, including the use, ownership, possession, operation, sale or lease of the Purchased Assets, to the extent such Liabilities relate to the period of time on or after Closing (collectively, the “Assumed Liabilities”).

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(d) Retained Liabilities. ARC WingHouse is not assuming, and shall not be deemed to have assumed, any liabilities of Sellers other than the Assumed Liabilities. Except for the Assumed Liabilities, ARC WingHouse shall not have any obligation for or with respect to any liability or obligation of Sellers of any nature whatsoever, whether accrued or fixed, absolute or contingent, known or unknown, or determined or determinable, whether incurred prior to, on, or after the Closing Date (such liabilities not assumed by ARC WingHouse are hereinafter referred to as the “Retained Liabilities”), all of which Retained Liabilities will be paid or satisfied by Sellers subject to any defenses Sellers may have against any third party claimants.

1.2 Purchase Price.

In consideration of the sale and transfer of the Purchased Assets, Purchasers agree to pay Sellers a total of Eighteen Million Dollars ($18,000,000) plus the amount, if any, by which Closing Working Capital exceeds the sum of: (i) the Target Working Capital Amount, plus (ii) $100,000, or minus the amount, if any, by which Closing Working Capital is less than the sum of: (i) the Target Working Capital Amount, less (ii) $100,000 (the “Purchase Price”), and to assume, satisfy and discharge all Assumed Liabilities. The Purchase Price shall be paid as follows:

(a) ARC WingHouse shall pay Eleven Million Dollars ($11,000,000), plus the amount, if any, by which the Estimated Closing Working Capital is $100,000 more than the Target Working Capital Amount or minus the amount, if any, by which the Estimated Closing Working Capital is $100,000 less than the Target Working Capital Amount, to the Sellers on the Closing Date (the “Estimated Closing Payment”);

(b) ARC WingHouse shall deliver (i) the ARC WH Equity Interest to SW WH Holdings, and (ii) the Promissory Note to Soaring Wings at the Closing; and

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(c) Subject to the remainder of this Section 1.2(c), on each of the first three anniversaries of the Closing, Parent shall deliver to Soaring Wings (or its assignee) ARC Stock (which stock shall be fully paid, validly issued and non-assessable), with the number of shares of ARC Stock delivered on each anniversary to be equal to the quotient of $1,000,000 divided by the applicable per share price: (i) 1st anniversary, $1.40 per share of ARC Stock; (ii) 2nd anniversary, $2.00 per share of ARC Stock; and (iii) 3rd anniversary, $3.00 per share of ARC Stock (collectively, the “ARC Stock Consideration”). The per share price of the ARC Stock Consideration will be equitably adjusted for any stock dividend, stock split, reverse stock split or recapitalization. If the ARC Stock is not listed and quoted for trading on the NYSE, NASDAQ Global Select Market, NASDAQ Global Market or NASDAQ Capital Market on any of the 1st, 2nd or 3rd anniversaries of the Closing (the first such anniversary referred to as a “Listing Failure Anniversary”), then ARC WingHouse shall pay $1,000,000 cash to Soaring Wings (or its assignee) on the Listing Failure Anniversary and each anniversary of the Closing after a Listing Failure Anniversary (if any), ending on the 3rd anniversary of the Closing in full satisfaction of their obligation to deliver the ARC Stock Consideration to Soaring Wings (or its assignee) on the Listing Failure Anniversary and each anniversary thereafter, ending on the 3rd anniversary (the “Contingent Cash Consideration”). Notwithstanding the existence of a Listing Failure Anniversary, Soaring Wings (or its assignee) may, in its sole discretion, elect to receive ARC Stock on the Listing Failure Anniversary and/or any anniversary after the Listing Failure Anniversary in lieu of a $1,000,000 cash payment as provided in the third sentence of this Section 1.2(c) by providing ARC WingHouse with written notice no less than thirty (30) days before the Listing Failure Anniversary or subsequent anniversary, as applicable, with the amount and timing of ARC Stock to be delivered following such election in accordance with the first sentence of this Section 1.2(c). For the avoidance of doubt, (i) the maximum cash payments payable by the ARC WingHouse to Soaring Wings (or its assignee) under this Section 1.2(c) is $3,000,000, and (ii) if Soaring Wings (or its assignee) elects to receive ARC Stock in lieu of a $1,000,000 cash payment on the Listing Failure Anniversary (if any) or any anniversary thereafter, Soaring Wings (or its assignee) shall not have the right to receive cash in exchange for the return of such ARC Stock received on the Listing Failure Anniversary (if any) or any anniversary thereafter. The Purchasers and Sellers acknowledge and confirm that the fair market value of the ARC Stock delivered by Parent to Soaring Wings (or its assignee) on each of the first three anniversaries of the Closing in accordance with this Section 1.2(c) may be more or less than $1,000,000, depending on the trading price of shares of ARC Stock on the applicable anniversary. Any portion of the Contingent Cash Consideration that is not timely paid in accordance with this Section 1.2(c) will accrue interest at the lesser of ten percent (10%) per annum or the maximum rate of interest permitted under applicable law until such unpaid Contingent Cash Consideration and all accrued interest is paid in full.

(d) The ARC Stock Consideration shall be subject to the Put Option Agreement, and the Purchasers covenant and agree to make timely all payments required under the Put Option Agreement.

(e) The Estimated Closing Payment and the Contingent Cash Consideration shall be paid in immediately available funds by wire transfer in accordance with written instructions given by Soaring Wings (or its assignee) to ARC WingHouse not less than three (3) business days prior to the Closing Date (in the case of the Estimated Closing Payment) or applicable payment date (in the case of the Contingent Cash Consideration), as applicable. The Estimated Closing Payment to be paid at Closing shall be calculated using the Estimated Closing Working Capital set forth in the Estimated Closing Payment Certificate (as provided by Section 1.3(a)). The Estimated Closing Payment shall be subject to adjustment after the Closing pursuant to Section 1.3. For greater certainty, if the Estimated Closing Working Capital is within $100,000 of the Target Working Capital Amount, then the Estimated Closing Payment paid on the Closing will be $11,000,000.

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(f) The Purchase Price will be allocated among the Sellers according to Schedule 1.2(f) to this Agreement which will be delivered by Sellers to Parent prior to the Closing.

1.3 Working Capital Adjustment.

(a) At least two (2) business days prior to the Closing, Soaring Wings will furnish to Parent a certificate prepared in good faith by Soaring Wings and signed by the chief financial officer of Soaring Wings (the “Estimated Closing Payment Certificate”) setting forth an estimate of Closing Working Capital (“Estimated Closing Working Capital”) and the Estimated Closing Payment to be paid pursuant to Section 1.2(a) on the Closing Date. The Estimated Closing Payment Certificate shall be prepared by Soaring Wings in good faith from the books and records of Sellers in accordance with GAAP, consistently applied in accordance with historical practices. Prior to the Closing, Soaring Wings shall provide Buyer and its representatives access or copies of all records and work papers used in preparing the Estimated Closing Working Capital and the information and calculations contained therein and reasonable access to Soaring Wings and the employees and advisors who prepared such information and calculations

(b) Within ninety (90) days after the Closing Date, ARC WingHouse will deliver to Soaring Wings a certificate (the “Closing Payment Certificate”) containing the following: (i) a calculation of the Closing Working Capital as of the Closing Date; (ii) a calculation of the amount by which the Closing Working Capital exceeds, or is less than, the Estimated Closing Working Capital, and (iii) a calculation of the amount, if any, that is payable by ARC WingHouse or Sellers pursuant to Section 1.2(a) (the “Closing Payment”). The amounts in the foregoing clauses (i) and (ii) are referred to herein collectively as the “Closing Adjustments.”

(c) If Soaring Wings delivers written notice (the “Disputed Items Notice”) to ARC WingHouse within thirty (30) days after delivery by ARC WingHouse of the Closing Payment Certificate, stating that Soaring Wings objects to either of the Closing Adjustments (the “Disputed Items”), specifying in reasonable detail the basis for such objection and setting forth Soaring Wings’ proposed modifications to the Disputed Items, ARC WingHouse and Soaring Wings will attempt to resolve and finally determine and agree upon the Disputed Items as promptly as practicable.

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(d) If ARC WingHouse and Soaring Wings are unable to agree upon the Disputed Items within thirty (30) days after delivery of the Disputed Items Notice, ARC WingHouse and Soaring Wings will submit the Disputed Items to a reputable independent accounting firm that neither ARC WingHouse nor Soaring wings has used during the past two years that is mutually satisfactory to ARC WingHouse and Soaring Wings (as applicable, the “Arbiter”) for review and resolution. If ARC WingHouse and Soaring Wings are unable to agree upon the selection of an Arbiter, either party may petition a court to select the Arbiter. The Arbiter will: (i) resolve the Disputed Items (and only the Disputed Items) based on written presentations from ARC WingHouse and Soaring Wings, (ii) not ascribe a value to any Disputed Item higher or lower, as the case may be, than the highest or lowest value ascribed by ARC WingHouse or Soaring Wings in the Closing Payment Certificate and Disputed Items Notice, as applicable, and (iii) make a written determination of the Closing Payment using the calculations set forth in the Closing Payment Certificate, as modified by the Arbiter’s resolution of the Disputed Items. ARC WingHouse and Soaring Wings will direct, and will use reasonable best efforts to cause, the Arbiter to complete its determination within sixty (60) days after being selected, and such determination will be final and binding on the parties. The fees, costs and expenses of the Arbiter shall be borne proportionately by Purchasers, on the one hand, and Sellers, on the other hand, to the extent that ARC WingHouse’s and Soaring Wings’ respective determinations of the Disputed Items differ from the Arbiter’s final determination of the Disputed Items (such proportional responsibility to be determined conclusively by the Arbiter and included in its written determination). For example, if Soaring Wings submits a Disputed Items Notice for $1,000, and if ARC WingHouse contests only $500 of the amount claimed by Soaring Wings, and if the Arbiter ultimately resolves the dispute by awarding Soaring Wings $300 of the $500 contested, then the costs and expenses of the Arbiter will be allocated 60% (i.e. 300/500) to Purchasers and 40% (i.e. 200/500) to Sellers.

(e) If Soaring Wings does not deliver a Disputed Items Notice to ARC WingHouse within thirty (30) days after ARC WingHouse’s delivery of the Closing Payment Certificate to Soaring Wings, the amounts specified in the Closing Payment Certificate (including, without limitation, the Closing Payment) will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.

(f) If the Closing Payment as finally determined pursuant to this Section 1.3 exceeds the Estimated Closing Payment actually paid by ARC WingHouse at Closing, then ARC WingHouse shall, within two (2) business days following such final determination of the Closing Payment, pay Soaring Wings a cash amount equal to such excess by wire transfer of immediately available funds in accordance with wire instructions provided by Soaring Wings.

(g) If the Closing Payment as finally determined pursuant to this Section 1.3 is less than the Estimated Closing Payment actually paid by ARC WingHouse at Closing, then Soaring Wings (on behalf of the Sellers) shall, within two (2) business days following such final determination of the Closing Payment, pay ARC WingHouse a cash amount equal to such excess by wire transfer of immediately available funds in accordance with wire instructions provided by ARC WingHouse.

(h) Upon reasonable notice to ARC WingHouse, Soaring Wings and its Representatives will be given full access to, and allowed to make copies of, at all reasonable times before the final determination of the Closing Adjustments, the books and records (including working papers) of the Business and to any employees of the Business reasonably requested by such persons, in each case in connection with the determination of the Closing Adjustments or any dispute relating thereto.

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(i) The parties hereto agree to treat any payment made pursuant to this Section 1.3 as an adjustment to the purchase price for Tax purposes, except as otherwise required by applicable Laws.

1.4 Tax Treatment; Allocation of Payment.

(a) The Parties agree that the transfer of the Purchased Assets pursuant to this Agreement shall be treated for income tax purposes as: (i) a contribution by the Sellers to ARC WingHouse of a 10% undivided interest in the Purchased Assets having an agreed value of $55,555 in exchange for the ARC WH Equity Interest pursuant to a transaction governed by Section 721 of the Code; and (b) a taxable sale by Sellers in exchange for the balance of the Purchase Price. The Purchase Price and Assumed Liabilities shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code (and any similar provision of state or local Law, as appropriate). A statement setting forth such proposed allocations (the “Statement of Allocation”) shall be prepared in good faith by ARC WingHouse and delivered to Sellers within 90 days following Closing. ARC WingHouse shall provide Sellers with: (i) copies of all supplementary documents, working papers and other data of Purchasers relating to the Statement of Allocation; and (ii) reasonable access to the employees of Purchasers who prepared the Statement of Allocation. Purchasers shall cooperate with Sellers to provide Sellers with such other information used in preparing the Statement of Allocation reasonably requested by Soaring Wings. The Statement of Allocation shall be final and binding unless ARC WingHouse receives a written notice of objection executed and delivered by Soaring Wings on or prior to the 30th day after delivery to Soaring Wings of the Statement of Allocation (the “Allocation Dispute Notice”). The Allocation Dispute Notice shall state in reasonable detail the item or items in dispute. In the event of a dispute regarding the Statement of Allocation, ARC WingHouse and Soaring Wings shall negotiate in good faith to resolve in writing any such objections, and any such resolution agreed to in writing by ARC WingHouse and Soaring Wings shall be final and binding. If the Statement of Allocation has become final and binding under this Section 1.4(a), Purchasers and Sellers shall report, act and file all Tax Returns (including IRS Form 8594, if required) in all respects and for all purposes consistent with the allocations on the Statement of Allocation. Purchasers, on the one hand, and Sellers, on the other hand, shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the allocations determined pursuant to this Section 1.4(a). None of the parties shall take any action inconsistent with the Statement of Allocation that has become final and binding in accordance with this Section 1.4(a), unless otherwise required by Law.

(b) If Soaring Wings delivers an Allocation Dispute Notice and the parties are unable to resolve the objections despite good faith negotiations within thirty (30) days after the Allocation Dispute Notice was delivered, then the Sellers and Purchasers shall each be entitled to use their own allocation for Tax purposes, including in filing relevant Tax Returns (including IRS Form 8594, if required); provided, that such allocation must in all events be consistent with Section 1.2(f).

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1.5 Taxes.

All transfer taxes incurred in connection with this Agreement and the Acquisition shall be split equally between Purchasers, on the one hand, and Sellers, on the other hand. Purchasers and Sellers shall cooperate in timely preparing and filing all Tax Returns as may be required to comply with the provisions of such transfer tax laws. All personal property taxes and assessments on the Purchased Assets for any taxable period commencing prior to the Closing Date and ending after the Closing Date shall be prorated on a per diem basis between Purchasers and Sellers as of the Closing Date. The amount of all such prorations payable by the party that is not required to pay such Tax under applicable Law shall be paid to the party required to pay such Tax under applicable Law on the Closing Date and such amount shall be remitted to the applicable Tax Authority as soon as practicable thereafter; provided, however, that final payments with respect to prorations that are not able to be calculated as of the Closing Date shall be calculated and paid as soon as practicable after the Closing Date. Each party shall cooperate and otherwise take commercially reasonable efforts to obtain any exemptions for or refunds of such transfer taxes or property taxes and to minimize any such transfer taxes or property taxes, including in the case of ARC WingHouse, providing to Sellers a valid resale certificate covering all of the Inventory.

1.6 Consents.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Purchased Asset that are not assignable or transferable without the consent of any Person, other than Sellers, Purchasers or any of their respective Affiliates, to the extent that such consent shall not have been given prior to the Closing; provided, however, that Sellers shall use, for a period of one year after the Closing, commercially reasonable efforts to obtain, and Purchasers shall use their commercially reasonable efforts to assist and cooperate with Sellers in connection therewith, all necessary consents to the assignment and transfer thereof; and provided further, however, that: (i) none of Sellers or Purchasers or any of their respective Affiliates shall be required to pay money to any third party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection with such efforts, and (ii) to the extent the foregoing shall require any action by Sellers that would, or would continue to, affect the Business after the Closing, such action shall require the prior written consent of the applicable Purchasers (which consent shall not be unreasonably withheld, conditioned or delayed). Purchasers agree that Sellers will not have any liability arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Acquisition.

(b) With respect to any Purchased Asset that is not transferred, licensed or assigned to ARC WingHouse at the Closing by reason of Section 1.6(a) (the “Non-Assigned Asset”), after the Closing and until any requisite consent is obtained and the foregoing is transferred and assigned to ARC WingHouse, Sellers shall use commercially reasonable efforts to provide to ARC WingHouse substantially comparable benefits thereof and shall, at Purchasers’ expense, enforce, at the request of and for the account of ARC WingHouse, any rights of Sellers arising thereunder against any Person, including the right to elect to terminate in accordance with the terms thereof upon the advice of ARC WingHouse. To the extent that ARC WingHouse is provided with the benefits of any Non-Assigned Asset, ARC WingHouse shall perform, at the direction of Sellers, the obligations of Sellers thereunder. Notwithstanding anything to the contrary set forth herein, to the extent that any Assumed Liability relates to any Non-Assigned Asset, such Assumed Liability shall be deemed to be a Liability of the applicable Seller until such Non-Assigned Asset is transferred and assigned to ARC WingHouse, or unless ARC WingHouse obtains the benefit of such Non-Assigned Asset under this Section 1.6(b).

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(c) The Purchasers hereby ratify that certain Beverage Sales Agreement dated October 1, 2015, by and between Bottling Group, LLC and Soaring Wings, as amended, and shall provide written notice of such ratification within seven (7) days after Closing in accordance with the terms of such agreement.

1.7 Risk of Loss.

Prior to the Closing, any loss or damage to the Purchased Assets from fire, casualty or otherwise shall be the sole responsibility of Sellers. Thereafter, any such loss or damage shall be the sole responsibility of ARC WingHouse.

ARTICLE II

THE CLOSING

2.1 Closing Date.

The closing of the Acquisition (the “Closing”) shall take place at the office of Parent, 1409 Kingsley Ave., Orange Park, Florida 32073, at 10 a.m., EDT time on October 11, 2019 or such other date as may be mutually agreed upon by Parent and Soaring Wings in writing (the “Closing Date”).

2.2 Closing Transactions.

At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

(a) Soaring Wings shall deliver or cause to be delivered to ARC WingHouse the following:

(i) a bill of sale, duly executed by Sellers, conveying all of the Purchased Assets to ARC WingHouse, free and clear of all Encumbrances (other than Permitted Encumbrances) (the “Bill of Sale”);

(ii) an assignment instrument, duly executed by Sellers, conveying all of the Assumed Contracts to ARC WingHouse (the “Contract Assignments”);

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(iii) evidence, in form and substance satisfactory to ARC WingHouse, that all Encumbrances (other than Permitted Encumbrances) against any of the Purchased Assets have been released;

(v) the certificate described in Section 9.3(d) duly executed by Sellers;

(vi) landlord consents, duly executed by the landlords under the leases for the Leased Real Property which require landlord consent for ARC WingHouse’s purchase of the Purchased Assets, consenting to the assignment of such leases to the ARC WingHouse (which may be delivered on or prior to Closing);

(vii) the Put Option Agreement and Operating Agreement duly executed by Soaring Wings;

(viii) an assignment instrument, duly executed by Sellers, conveying all of the Intellectual Property to ARC WingHouse (the “Intellectual Property Assignments”); and

(ix) such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the Acquisition.

(b) ARC WingHouse shall deliver or cause to be delivered to Soaring Wings (or SW WH Holdings, in the case of clause (v) below) the following:

(i) an amount equal to the Estimated Closing Payment by wire transfer of immediately available funds to the account or accounts designated by Soaring Wings in writing no later than three business days prior to the Closing Date;

(ii) an assumption instrument, duly executed by ARC WingHouse, pursuant to which ARC WingHouse assumes the Assumed Contracts and the Assumed Liabilities (the “Assumption Agreement”);

(iii) the certificate described in Section 9.2(c) duly executed by an authorized officer or representative of ARC WingHouse;

(iv) the Put Option Agreement and Operating Agreement duly executed by the ARC WingHouse;

(v) the ARC WH Equity Interest;

(vi) the Kasturi Guaranty, duly executed by Seenu G. Kasturi, in favor of Soaring Wings (the “Guaranty”);

(vii) the Promissory Note duly executed by ARC WingHouse; and

(viii) such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the Acquisition.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules, Sellers hereby jointly and severally make the following representations and warranties to Purchasers as of the date hereof and the Closing Date (unless otherwise expressly stated herein):

3.1 Organization and Qualification.

Sellers are duly organized, validly existing and in good standing under the Laws of their respective jurisdiction of organization, with the limited liability company power and authority to own and operate their respective businesses as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. Sellers are duly qualified as a foreign company or other entity to do business and are in good standing in each jurisdiction where the character of their respective properties owned or held under lease or the nature of their respective activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

3.2 Authorization; Validity and Effect of Agreement.

Sellers have the requisite power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the Acquisition. The execution and delivery of this Agreement by Sellers and the performance by Sellers of their respective obligations hereunder and the consummation of the Acquisition have been duly authorized by their respective board of directors or other governing bodies and no other corporate proceedings on the part of Sellers are necessary to authorize this Agreement and the Acquisition. This Agreement has been duly and validly executed and delivered by Sellers and, assuming that this Agreement has been duly authorized, executed and delivered by Purchasers, constitutes a legal, valid and binding obligation of Sellers, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a Proceeding in equity or at Law) and an implied covenant of good faith and fair dealing.

3.3 No Conflict; Required Filings and Consents.

Neither the execution and delivery of this Agreement by Sellers nor the performance by Sellers of their respective obligations hereunder, nor the consummation of the Acquisition, shall: (a) conflict with Sellers’ respective articles of organization or operating agreement, (b) violate any Law applicable to Sellers, the Purchased Assets or the Business, or (c) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of any Seller under, or result in the creation or imposition of any Encumbrances upon any Seller, any of the Purchased Assets or the Business under, any Material Contract or any order, judgment or decree to which any Seller is a party or by which any Seller, any of the Purchased Assets or the Business is bound or encumbered except, in the case of clauses (b) & (c), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on the Seller, the Purchased Assets or the Business, or on such Seller’s obligation to perform its covenants under this Agreement.

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3.4 Capitalization and Subsidiaries.

(a) All of the issued and outstanding equity interests and securities of Sellers (other than Soaring Wings) are owned 100% by Soaring Wings (the “Equity Interests”). All of the Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any of the Equity Interests. There are no outstanding obligations of any Person to repurchase, redeem or otherwise acquire the Equity Interests, and there are no restrictions on the transfer of any of the Equity Interests. Sellers have no Equity Interests reserved for issuance.

(b) There are no voting trusts or other agreements or understandings to which any Seller is a party with respect to the voting of Equity Interests, nor is there any indebtedness of any Seller having general voting rights issued and outstanding.

(c) Sellers do not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, and it is not subject to any obligation or requirement to provide for or make any investment in any Person. Sellers have not guaranteed, and are not responsible or liable for, any obligation of any other Person. Sellers are not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

3.5 Governmental Authorization.

The execution and delivery of this Agreement by Sellers and the consummation of the Acquisition do not require any consent or approval of, or any notice to or other filing with, any Governmental Authority, except for consents, approvals, notices and filings the failure of which to obtain would not be material to the Purchased Assets taken as a whole or to the conduct of the Business.

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3.6 Financial Statements.

Attached hereto as Exhibit 3.6 are true and complete copies of Sellers’: (a) audited consolidated balance sheets at December 31, 2018 and December 31, 2017 and audited consolidated statements of operations, equity and cash flows for the years then ended, and (b) unaudited consolidated balance sheets at June 30, 2019 and unaudited consolidated statements of operations, equity and cash flows for the period then ended (collectively, the “Financial Statements”). Except as set forth in the Financial Statements, the Financial Statements: (i) have been prepared in accordance with GAAP consistently applied during the periods involved (except for the absence of footnotes for the June 30, 2019 financial statements); and (ii) fairly present, in all material respects, the consolidated financial position and the results of operations of Sellers as of the dates and for the periods indicated therein. There are no outstanding: (y) surety bonds, performance bonds, guarantees, letters of credit, or other credit and credit support arrangements or similar instruments that have been issued for the benefit of the Business or Sellers; or (z) liabilities of Sellers or their respective Affiliates under or in respect of any instruments described in clause (y) above (including under any indemnity or other agreements associated therewith) or under any contract entered into by Sellers. The books of account and other financial records of Sellers have been kept accurately in the ordinary course of business consistent with applicable Law, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Sellers have been properly recorded therein.

3.7 Absence of Certain Changes or Events.

Except as disclosed on Schedule 3.7, since June 30, 2019:

(a) there has not been any Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of Sellers’ assets (whether or not covered by insurance);

(c) Sellers have not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any of their respective securities (other than distributions from Sellers to Soaring Wings), and Sellers have not repurchased, redeemed or otherwise reacquired any of their respective securities;

(d) there has been no amendment to any Seller’s articles of incorporation, operating agreement, or other comparable governing document, and no Seller has effected or been a party to any acquisition, recapitalization, reclassification of shares or similar transaction;

(e) No Seller has made capital expenditures which exceed $25,000 in the aggregate;

(f) No Seller has: (i) acquired, leased or licensed any right or other asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person; or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with Seller’s past practices;

(g) No Seller has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $25,000;

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(h) No Seller has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with such Seller’s past practices;

(i) No Seller has: (i) lent money to any Person (other than the extension of trade credit or pursuant to routine travel advances made to employees in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(j) No Seller has: (i) established or adopted any Benefit Plan; (ii) paid any bonus; or (iii) made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees in excess of $5,000;

(k) No Seller has changed any of its methods of accounting or accounting practices in any respect or made any Tax election inconsistent with its past practice;

(l) No Seller has commenced or settled any Proceeding;

(m) No Seller has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices;

(n) No Seller has entered into any Material Contract;

(o) there has been no acceleration, termination, material modification to or cancellation of any contract that: (i) constitutes a Material Contract, or (ii) would have constituted a Material Contract prior to such event if the applicable Seller were bound thereby on the date hereof;

(p) No Seller has sold, issued or authorized the issuance of: (i) any of its equity interests or securities, (ii) any option or right to acquire any of its equity interests or securities, or (iii) any instrument convertible into or exchangeable for any of its equity interests or securities; and

(q) No Seller has agreed or committed to take any of the actions referred to in clauses (c) through (p) of this Section 3.7.

3.8 Properties and Assets.

(a) Sellers have good title to, valid leasehold interests in, or the legal right to use, all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). The Purchased Assets comprise all of the material rights, services, properties and assets used in or necessary for the operations of the Business as presently conducted and are adequate in all material respects to conduct the Business as presently conducted. All of the Purchased Assets are in good operating condition and repair, subject to normal wear and tear. To the Seller’s Knowledge, there are no pending or threatened condemnation proceedings relating to any of the Purchased Assets. With the exception of this Agreement, none of the Purchase Assets is subject to any commitment or other arrangement for their sale or use by any Affiliate of Sellers or any third parties, other than the sale of Inventory in the ordinary course of business. No material amount of the Purchased Assets is escheatable to any Governmental Authority under any applicable Law, including uncashed checks to vendors, customers or employees, non-refunded overpayment amounts or credits.

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(b) All inventory, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All inventory is owned by Sellers free and clear of all Encumbrances (other than Permitted Encumbrances), and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Sellers.

3.9 Real Property.

Schedule 3.9 contains a true and complete list of all real property currently leased by Sellers (collectively, the “Leased Real Property”). Sellers do not own any of the real property used in connection with the operation of the Business. Except as disclosed on Schedule 3.9, Sellers have not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof. Sellers have not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property, other than Permitted Encumbrances. Sellers have not received any written notice of (a) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (b) existing, pending or threatened (i) condemnation or eminent domain proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

3.10 Intellectual Property. Except as disclosed on Schedule 3.10:

(a) Sellers own all of the Intellectual Property free and clear of any royalty or other payment obligation, lien or charge, or has sufficient rights to use such Intellectual Property under a valid and enforceable license agreement. There are no agreements that restrict or limit the use of the Intellectual Property by Sellers. To the extent that the Intellectual Property owned or held by Sellers is registered with the applicable authorities, record title to such Intellectual Property is registered or applied for in the name of the appropriate Seller.

(b) Sellers’ rights to the Intellectual Property are valid and enforceable, and the Intellectual Property and the products and services of Sellers do not infringe upon the Intellectual Property rights of any Person in the United States. Except where reasonable business decisions to allow rights to lapse have been made, all maintenance taxes, annuities and renewal fees have been paid and all other necessary actions to maintain the Intellectual Property rights have been taken through the date hereof. There exists no impediment that would impair Purchasers’ rights to conduct the Business after the Closing Date as it relates to the Intellectual Property.

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(c) Sellers have taken commercially reasonable steps to protect the Intellectual Property and, where applicable, preserve the confidentiality of the Intellectual Property.

(d) As of the date hereof: (i) the conduct of the Business as currently conducted does not and will not infringe, misappropriate or violate any rights of any Person, including rights in any Intellectual Property of such Person; and (ii) to the Knowledge of Sellers, no Person is infringing, misappropriating or violating any Seller’s Intellectual Property.

(e) No Seller has received any notice of claim that any of such Intellectual Property has expired, that it is not valid or enforceable in any country or that it infringes upon or conflicts with the intellectual property rights of any third party, and no such claim or infringement or conflict, whenever filed or threatened, currently exists.

(f) No Seller has given any notice of infringement to any third party with respect to any of the Intellectual Property, nor is any Seller aware of any facts or circumstances evidencing the infringement by any third party of any of the Intellectual Property, and no claim or controversy with respect to any such alleged infringement currently exists.

(g) The execution, delivery and performance of this Agreement by Sellers and the consummation by Sellers of the Acquisition will not: (i) constitute a breach by any Seller of any instrument or agreement governing any Intellectual Property owned by or licensed to that Seller; (ii) cause the modification of any terms of any such license or agreement, including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, pursuant to the terms of any license or agreement relating to any Intellectual Property; (iii) cause the forfeiture or termination of any Intellectual Property under the terms thereof; (iv) give rise to a right of forfeiture or termination of any Intellectual Property under the terms thereof; or (v) impair the right of Sellers or Purchasers to make, have made, offer for sale, use, sell, export or license any Intellectual Property or portion thereof pursuant to the terms thereof.

3.11 No Undisclosed Liabilities.

Except as disclosed herein or in the Financial Statements, Sellers have no material liabilities, indebtedness or obligations that would be required to be included as a liability or debt on a balance sheet prepared in accordance with GAAP, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, and to the Knowledge of Sellers, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

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3.12 Related Party Transactions.

Except as contemplated by this Agreement, no Related Party of Seller: (i) has any direct or indirect interest in any Purchased Assets; (ii) is indebted to any Seller; (iii) is competing, directly or indirectly, with any Seller; (iv) has any claim or right against any Seller (other than rights to receive compensation for services performed as an employee); or (v) has entered into or has had any direct or indirect financial interest in, or has been a party to any contract with any Seller that calls for the payment by or on behalf of any Seller in excess of $5,000 per annum, or the delivery by any Seller of goods or services with a fair market value in excess of $5,000 per annum, or provides for any Seller to receive any payments in excess of, or any property with a fair market value in excess of, $5,000 per annum.

3.13 Litigation.

Except for claims against Seller arising from alleged personal injuries sustained in accidents at the Restaurants, which are covered by and within limits of insurance policies, and except as disclosed on Schedule 3.13, there is no Proceeding pending, or to the Knowledge of Sellers, threatened against any Seller that: (i) involves any Seller or any of its respective assets or any Person whose liability such Seller has or may have retained or assumed, either contractually or by operation of law; (ii) involves a claim in excess of $25,000; (iii) involves a claim for an unspecified amount; or (iv) seeks injunctive relief or is reasonably likely to materially impair the ability of the Seller to perform its obligations under this Agreement or otherwise challenges or may have the effect of preventing, making illegal or otherwise interfering with the Acquisition. To the Knowledge of Sellers, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Proceeding. To the Knowledge of Sellers, there are no outstanding writs, judgments, injunctions, decrees, settlement agreements or similar orders by which any Seller or any of the Purchased Assets are bound. To the Knowledge of Sellers, no officer or other employee of any Seller is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Seller, the Purchased Assets or the Business.

3.14 Taxes.

Sellers have timely filed (or has had timely filed on their behalf) with the appropriate Tax Authorities all material Tax Returns required to be filed by them or on behalf of them, respectively, and each such Tax Return was complete and accurate in all material respects. Sellers have timely paid (or have had paid on their behalf) all material Taxes due and owing by them, regardless of whether required to be shown or reported on a Tax Return, including Taxes required to be withheld by them. No deficiency for a material Tax has been asserted in writing or otherwise, to the Knowledge of Sellers, against Sellers with respect to Sellers, except for asserted deficiencies that either have been resolved and paid in full, or are being contested in good faith. There are no Encumbrances for Taxes upon any of the Purchased Assets or the Business, other than Permitted Encumbrances. No Seller is a party to any Tax allocation or sharing agreement. To the Knowledge of Seller, no claim has been made in writing by any Tax Authority in a jurisdiction in which Seller (or any Affiliate of Seller) does not file Tax Returns that any such Person is or may be subject to taxation by that jurisdiction with respect to the Business. Neither Sellers nor any Affiliate of any Seller has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) with respect to the Business. The representations and warranties in this Section 3.14 are the only representations and warranties in respect of Taxes in this Agreement and the representations and warranties in this Section 3.14 refer only to past activities of the Sellers and are not intended to serve as representations or warranties regarding, or a guarantee of, nor can they be relied upon for, or with respect to, Taxes attributable to any taxable periods (or portions thereof) beginning on or after, or Tax positions taken on or after, the Closing Date.

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3.15 Insurance.

Sellers maintain insurance covering their respective assets, business, equipment, properties, operations, employees, officers, directors and managers with such coverage, in such amounts, and with such deductibles and premiums as are consistent with insurance coverage provided for other companies of comparable size and in the casual restaurant industry. All of such policies are in full force and effect and all premiums payable have been paid in full, and Sellers are in full compliance with the terms and conditions of such policies. Except as disclosed on Schedule 3.15, Sellers have not received any notice from any issuer of such policies of its intention to cancel or refusal to renew any policy issued by it or of its intention to renew any such policy based on a material increase in premium rates. None of such policies are subject to cancellation by virtue of the consummation of the Acquisition. There is no claim by Sellers pending under any of such policies as to which coverage has been questioned or denied.

3.16 Compliance With Laws.

Sellers are in compliance with all federal, state and local Laws applicable to the Business or with respect to which compliance is a condition of engaging in the Business, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. Sellers have not received any notice asserting a failure, or possible failure, to comply with any such Law, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. Sellers hold all permits, licenses and franchises from Governmental Authorities required to conduct the Business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect. Sellers have not, nor to the Knowledge of Sellers has any of their respective officers, managers, equity holders or employees directly or indirectly: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property or services in violation of any legal requirement, including the Foreign Corrupt Practices Act; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of Sellers in accordance with GAAP.

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3.17 Material Contracts.

Schedule 3.17 contains a true and complete list of all of the Material Contracts to which any Seller is a party. The Material Contracts constitute all of the agreements and instruments that are necessary and desirable to operate the Business as currently conducted by Sellers. All of the Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. All parties to all of the Material Contracts have performed all obligations required to be performed to date under such Material Contracts, and neither Sellers nor, to the Knowledge of Sellers, any other party is in default or in arrears under the terms thereof, and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute a default thereunder. The consummation of this Agreement and the Acquisition will not result in an impairment or termination of any of the rights of Sellers under any Material Contract. To the Knowledge of Sellers, no party has given any written notice of termination or cancellation of any Material Contract or that it intends to assert a breach of, or seek to terminate or cancel, any Material Contract as a result of the Acquisition contemplated hereby. No Person is currently renegotiating any material amount paid or payable to Sellers under any Material Contract or any other material term or provision of any Material Contract.

3.18 Employee Matters.

(a) Neither the execution and delivery of this Agreement nor the consummation of the Acquisition will (either alone or in conjunction with any other event such as termination of employment): (i) result in any material payment becoming due to any employee of any Seller under any Compensatory Arrangement; (ii) materially increase any benefits to any employee of any Seller under any Compensatory Arrangement; (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits to any employee of any Seller under any Compensatory Arrangement; or (iv) could reasonably be expected to result in an obligation to materially accelerate the funding of, or contribution to, any Compensatory Arrangement with any employee of any Seller pursuant to applicable Law, regulation, contractual arrangement or otherwise.

(b) With respect to the employees of Sellers: (i) to the Knowledge of Sellers, since January 1, 2018, there has been no strike, slowdown or work stoppage that is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) No Seller is a party to any collective bargaining agreement, and no labor union or similar organization currently represents the employees of any Seller; and (iii) No Seller has, in the last 90 days, effectuated a “plant closing” or “mass layoff” as those terms are defined in the Workers Adjustment and Retraining Notification Act and any similar state law (collectively, “WARN Statutes”), without complying with the notice requirements and other provisions of WARN Statutes that would cause any liability to the Seller with respect to the employees of the Seller.

(c) Schedule 3.18(c) contains a true and complete list of all salaried employees of Sellers as of the date of this Agreement, and correctly reflect, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. All of Sellers’ respective employees are “at will” employees.

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(d) No Seller is delinquent in payments to any of its respective employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for Seller as of the date hereof or amounts required to be reimbursed for such employees. Each Seller is, and since January 1, 2018 has been, in material compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, occupational safety and health, and wages and hours. There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the Knowledge of Sellers, threatened against or involving any Seller. No Seller is subject to any judgment, consent decree, compliance order or administrative order or private settlement contract in respect of any labor or employment matters. There is no enforceable policy, plan, program or custom or practice of paying severance pay or any form of severance compensation in connection with the termination of employees in excess of the statutory minimum provided for by applicable local law and no employee has a claim to severance, change in control or similar payment as a result of the consummation of the Acquisition contemplated herein.

3.19 Employee Benefit Matters.

(a) Schedule 3.19(a) contains a true and complete list of each material Benefit Plan sponsored, maintained, contributed to or required to be contributed to by any Seller for the benefit of any employee of such Seller, and separately identify each Benefit Plan that is a Compensatory Arrangement. Each Benefit Plan has been operated and administered in all material respects in accordance with applicable Laws. All Benefit Plans other than Compensatory Arrangements are sponsored or maintained by the applicable Seller or an Affiliate of such Seller, and such Seller will have no liability thereunder from and after the Closing.

(b) Each Benefit Plan: (i) has been established, and through the date hereof has been maintained and administered, in material compliance with its terms and applicable Laws, including applicable provisions of ERISA and the Code; and (ii) that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the IRS, or, if the Benefit Plan is in the form of a volume submitter or prototype plan, can rely on an opinion letter from the IRS to the volume submitter or prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. To the Knowledge of Sellers, no event has occurred and no condition exists that would subject any Seller by reason of its affiliation with any member of its “controlled group” (defined as any organization that is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law.

(c) Each Seller has complied in all material respects with all obligations owed to the Seller Employees under the terms of Employee Benefit Plans and applicable Law. As of the date hereof, none of the Seller Employees has received or given any notice terminating his or her employment with any Seller. No Seller has any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for any of its retired, former or current employees. There is no contract, plan or arrangement, written or otherwise, covering any employee or former employee of any Seller that, individually or collectively, could give rise to the payment of any amount that would not be deductible by any Seller pursuant to the terms of Section 280G of the Code and no employee or former employee of any Seller will become entitled to any bonus, retirement, severance, job security or similar benefit or enhancement of such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the Acquisition. No Seller has any express or implied commitment to: (a) create, incur liability with respect to or cause to exist any Employee Benefit Plan, program, arrangement or agreement, or (b) enter into any contract or agreement to provide compensation or benefits to any individual.

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3.20 Customer Information; Data Security.

(a) Sellers have internal policies and procedures intended to reasonably: (i) ensure the security, integrity and confidentiality of personal information of their customers and employees; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; and (iii) protect against unauthorized disclosure, access to or use of such information. Since January 1, 2018: (x) Sellers have been in compliance, in all material respects, with the Payment Card Industry Data Security Standards to the extent Sellers process, store or transmit credit card or other financial information of their customers; and (y) there have not been any material breaches of such internal policies and procedures.

(b) Sellers are in compliance, in all material respects, with each of their respective data security and data use policies, if any, and any applicable privacy policies adopted by them, and they have obtained all required customer consents or provided customers with the opportunity to opt-out relating to the collection, use or disclosure of personal information in connection with the conduct of the Business, as may be required under Law or its privacy policies.

(c) Sellers are in compliance, in all material respects, with any provisions in their respective contracts with third parties that provide them with consumer data that impose conditions and restrictions on the collection, use, disclosure and security of personal information by them.

(d) Sellers are in compliance, in all material respects, with all data security and other requirements, rules and regulations of the various credit card associations applicable to them in connection with the performance of the Business.

(e) To the extent required by Law: (i) Sellers have established and maintain a procedure for the creation of legally enforceable consumer customer payment consents and authorizations for material and relevant business operations; and (ii) Sellers maintain appropriate paper, audio recording and/or electronic records of such consumer customer payment consents and authorizations which establish their legal effectiveness in all material respects, including in connection with any action or request from a Governmental Authority or any credit card or electronic funds transfer payment association.

(f) To the extent required by Law, all consumer and customer payment consents and authorizations are currently in force and legally effective and shall remain so immediately after the date hereof. There is no provision of Law, judgment, the rules of payment associations, or the terms of a payment consent or authorization, or the terms of any contract with a third party that requires notice to, or consent of, a consumer customer or any other Person in order to continue the effectiveness and validity of the consent or authorization after the date hereof.

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(g) Since January 1, 2018, Sellers have complied in all material respects with all applicable laws and internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by Sellers or by third parties on behalf of or having authorized access to the records of Sellers. No Seller has received any written complaint regarding such Seller’s collection, use or disclosure of personally identifiable information. To the Knowledge of Sellers, no Seller has experienced any breach of security or unauthorized access by third parties to personally identifiable information in any Seller’s possession, custody or control.

3.21 Environmental Matters.

Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, Sellers: (i) have obtained all applicable permits, licenses and other authorizations that are required to be obtained under all applicable Environmental Laws by Sellers in connection with the Business; (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in or arising from applicable Environmental Laws in connection with the Business; (iii) have not received notice of any past or present violations of Environmental Laws in connection with the Business, or of any spill, release, event, incident, condition or action or failure to act in connection with the Business that is reasonably likely to prevent continued compliance with such Environmental Laws, or which would give rise to any common law environmental liability or liability under Environmental Laws, or which would otherwise form the basis of any Proceeding against any Seller based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any hazardous material by any Person in connection with the Business; and (iv) have taken all actions required under applicable Environmental Laws to register any products or materials required to be registered by Sellers thereunder in connection with the Business. There are no Proceedings pending or, to the Knowledge of Sellers, threatened in writing against any Seller alleging the violation of or noncompliance with any applicable Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.22 No Other Business.

The Business constitutes and has, at all times, constituted all of the business activities of Sellers. Sellers have never owned, operated, or otherwise engaged or participated in any business activities other than the Business.

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3.23 Solvency.

Sellers are Solvent and will be Solvent following the consummation of the Acquisition.

3.24 Brokers and Finders.

Neither Sellers nor any of their respective Affiliates has employed, nor are they subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the Acquisition, in each case, for which ARC WingHouse or any Seller will or could have liability following the Closing; provided, however, that Sellers have engaged Brookwood Associates to serve as a broker for the Acquisition and Sellers shall pay all compensation that is or may become due to Brookwood Associates in connection with the execution of this Agreement and the consummation of the Acquisition.

3.25 Acquisition of Securities.

Soaring Wings has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of the ARC WH Equity Interest and ARC Stock. SW WH Holdings and Soaring Wings will acquire the ARC WH Equity Interest and ARC Stock Consideration, respectively, for investment only and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the ARC WH Equity Interest or ARC Stock Consideration, other than in accordance with the Operating Agreement and Put Option Agreement, respectively.

3.26 Disclaimer.

Except as provided in this Article III, none of the Sellers or any of their respective Affiliates or representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, or assumes any responsibility after Closing whatsoever in respect of the Business or the Purchased Assets. None of the Sellers or any of their respective Affiliates or representatives makes any warranty with respect to the accuracy or completeness of any estimates, projections, forecasts, plans or budgets provided by Sellers or any of their respective representatives to Purchasers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

The Purchasers hereby jointly and severally make the following representations and warranties to Sellers as of the date hereof and the Closing Date (unless otherwise expressly stated herein):

4.1 Organization and Qualification.

Purchasers are duly organized, validly existing and in good standing under the Laws of their respective jurisdiction of organization, with the corporate power and authority to own and operate their respective businesses as presently conducted, except where the failure to be or have any of the foregoing would not have a material adverse effect on Purchasers. Purchasers are duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of their respective properties owned or held under lease or the nature of their respective activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a material adverse effect on Purchasers.

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4.2 Authorization; Validity and Effect of Agreement.

Purchasers have the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Acquisition. The execution and delivery of this Agreement by Purchasers and the performance by Purchasers of their respective obligations hereunder and the consummation of the Acquisition have been duly authorized by their respective board of directors or other governing bodies and no other corporate proceedings on the part of Purchasers are necessary to authorize this Agreement and the Acquisition. This Agreement has been duly and validly executed and delivered by Purchasers and, assuming that this Agreement has been duly authorized, executed and delivered by Sellers, constitutes a legal, valid and binding obligation of Purchasers, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a Proceeding in equity or at Law) and an implied covenant of good faith and fair dealing.

4.3 No Conflict; Required Filings and Consents.

Neither the execution and delivery of this Agreement by Purchasers nor the performance by Purchasers of their respective obligations hereunder, nor the consummation of the Acquisition, will: (i) conflict with any Purchaser’s articles of organization or operating agreement; (ii) violate any Law applicable to Purchasers or any of their respective properties or assets; or (iii) violate, breach, be in conflict with or constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Purchasers, or result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any properties, assets or business of Purchasers under, any material contract or any order, judgment or decree to which Purchasers are a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) or (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on Purchasers or their respective obligation to perform their respective covenants under this Agreement.

4.4 Brokers and Finders.

Neither Purchasers nor any of their respective Affiliates has employed, nor are they subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the Acquisition, in each case, for which any ARC WingHouse or Seller will or could have liability following the Closing.

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4.5 Solvency.

At and immediately after the consummation of the Debt Acquisition Financing (including, without limitation, after the distribution of the proceeds thereof and payment in full of the Estimated Closing Payment), Purchasers will be Solvent, except to the extent any failure of Purchasers to be Solvent results from a breach of Sellers’ representations and warranties in Article III.

4.6 No Reliance.

Purchasers are sophisticated commercial entities and have conducted an independent investigation, review and analysis of the assets, business, condition (financial or otherwise), liabilities, operations and prospects of the Sellers, the Purchased Assets and the Business. In making the determination to proceed with the Acquisition and the other agreements, instruments and documents contemplated hereby, Purchasers have relied solely on the results of such independent investigation, review and analysis and the representations and warranties set forth in Article III. None of the Sellers or any of their respective directors, officers, stockholders, Affiliates, managers, members, partners, employees, consultants, agents, counsel or advisors makes or has made any representation or warranty, express or implied, to Purchasers or any of their respective Affiliates or financing sources (except for the representations and warranties made by the Sellers expressly set forth in Article III), and without limiting the generality of the foregoing, no representation or warranty is made with respect to any financial projections, the confidential information memorandum delivered to any of the Purchasers or any of their respective Affiliates or financing sources, any “management presentations” or accompanying materials, or any “data room” or “virtual data room”.

ARTICLE V

CERTAIN COVENANTS

5.1 Conduct of Business Prior to Closing.

(a) During the period commencing on the date hereof and ending on the earlier of the Closing Date or the date this Agreement is terminated in accordance with its terms, except: (i) with the written consent of ARC WingHouse (which consent may not unreasonably withheld, delayed or conditioned); (ii) as otherwise expressly permitted by the terms of this Agreement; or (iii) as required by Law, each Seller shall: (A) conduct its business in the ordinary course in substantially the same manner as currently conducted and in material compliance with all Laws; and (B) use commercially reasonable efforts to preserve intact its present operations, organization and goodwill.

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(b) Without limiting the generality of Section 5.1(a), during the period commencing on the date hereof and ending on the earlier of the Closing Date or the date this Agreement is terminated in accordance with its terms, except: (x) with the written consent of ARC WingHouse (which consent may not unreasonably withheld, delayed or conditioned); (y) as otherwise expressly permitted by the terms of this Agreement; or (z) as required by Law or necessary to continue the Sellers operations as a going concern, Sellers shall not:

(i) transfer, issue, sell or dispose of any equity interests or other securities of any Seller or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests or other securities of any Seller;

(ii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than a Seller), issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Seller (other than equipment financing or trade credit in the ordinary course of business), guarantee any debt securities of another Person (other than another Seller) or enter into any arrangement having the economic effect of any of the foregoing; or (B) make any loans, advances or capital contributions to any other Person (other than the extension of trade credit or advances to employees in the ordinary course of business);

(iii) amend the articles of organization, operating agreement or other comparable governing documents of any Seller;

(iv) mortgage, pledge, create or otherwise grant any Encumbrance on any property or assets, whether tangible or intangible, of any Seller having a fair market value in excess of $50,000, other than Permitted Encumbrances and other than Encumbrances that will be released at the Closing;

(v) (A) adopt, enter into, terminate or amend any Benefit Plan, other than, in the case of non-executive officer employees of any Seller, in the ordinary course of business; (B) increase the compensation or fringe benefits of, or pay any bonus to (other than those bonuses in the amounts and pursuant to the bonus or incentive plans set forth on Schedule 5.1(b)(v)), any director, executive officer, employee or independent contractor of any Seller; (C) pay any benefit to any employee or independent contractor of any Seller not provided for under any Benefit Plan; or (D) except as required pursuant to any Benefit Plan, fund or secure the payment of material compensation or benefits under any Benefit Plan;

(vii) terminate the employment of any executive officer of any Seller other than for cause, or hire any new executive officer;

(viii) except as may be required by applicable Law or any such agreement as in effect as of the date hereof, enter into, amend or modify any collective agreement, works council agreement or any other agreement with representatives of any employees of any Seller;

(ix) change the methods, principles or practices of accounting of any Seller in any manner that would have a Material Adverse Effect, except as required by Law, any Governmental Authority or changes in GAAP;

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(x) make, change or rescind any material Tax election inconsistent with its past practice, amend any material Tax Return or file any material claim for refund, settle or compromise any material Tax liability of any Seller, enter into any closing or similar agreement with respect to Taxes, or consent to any extension or waiver of the statute of limitations on the assessment or collection of any Tax;

(xi) transfer, sell or otherwise dispose of, or lease or exclusively license, any property or assets of any Seller outside of the ordinary course of business for which the aggregate consideration paid or payable: (A) in any individual transaction is in excess of $25,000; or (B) in the aggregate is in excess of $50,000;

(xii) purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets outside of the ordinary course of business for which the aggregate consideration paid or payable: (A) in any individual transaction is in excess of $25,000; or (B) in the aggregate is in excess of $50,000;

(xiii) enter into or materially amend or modify or terminate any Material Contract or any contract that, if it was in effect on the date hereof, would have been a Material Contract, or waive any material default under, or release, settle, or compromise any material claim against any Seller or any material liability owing to any Seller under any Material Contract or such other contract;

(xiv) except in the ordinary course of business consistent with past practice: (A) make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate; or (B) authorize any capital expenditure in excess of $25,000 individually or $50,000 in the aggregate, regardless of whether such expenditure is expected to be actually incurred before or after the Closing;

(xv) settle, release, waive or compromise any pending or threatened Proceeding;

(xvi) enter into, renew, modify or revise any contract with any officer, director or employee of any Seller, other than in the ordinary course of business; or

(xvii) authorize any of, or commit or agree to take any of, the foregoing actions.

5.2 Efforts to Consummate.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur and to cause the conditions set forth in Article IX to be satisfied, including: (i) defending against any Proceeding challenging this Agreement or the consummation of the Purchaser’s purchase of the Purchased Assets and assumption of the Assumed Liabilities; and (ii) seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and non-appealable vacated or reversed; provided, however, that: (A) no party shall be required to waive any of the conditions set forth in Article IX, and (B) none of Purchasers or Sellers nor any of their respective Affiliates shall be required to make any monetary expenditure, commence or participate in any litigation or offer or grant any accommodation (including financial, by divestiture of assets or otherwise) to any third Person expect as specifically provided Article IX.

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(b) During the period commencing on the date hereof and ending on the earlier of the Closing Date or the date this Agreement is terminated in accordance with its terms, Sellers will use their respective reasonable best efforts, and Purchasers will cooperate with Sellers, to obtain all third-party consents to the consummation of Acquisition.

5.3 Books and Records.

At the Closing, Sellers shall deliver to Purchasers all books and records of Sellers relating to the Business. Upon prior written request from Sellers’ Representatives, Purchasers shall provide Sellers’ Representatives with reasonable access to such books and records, provided that such access may not unreasonably interfere with the business of Purchasers. Sellers and Sellers’ Representatives shall treat all information obtained pursuant to this Section 5.3 as confidential.

5.4 Confidentiality.

During the period commencing on the date hereof and ending on the fifth anniversary of the date hereof, Sellers shall, and shall cause their respective Affiliates to, treat and hold as confidential all of the Confidential Information and refrain from disclosing any of such Confidential Information, except that Sellers may disclose such documents and information: (i) if required or requested to be disclosed under Law, order or regulation of a court or tribunal or Governmental Authority, including in any Tax Returns; and (ii) if required in connection with the enforcement or defense of any right, remedy or claim relating to this Agreement or claims for indemnification made hereunder (including Third Party Claims). In the event that any such Person is requested or required (by oral question or request for information or documents in any Proceeding) to disclose any Confidential Information, such Person shall notify Purchasers promptly of the request or requirement so that Purchasers may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any such Person is required under applicable law to disclose any Confidential Information to any Governmental Authority, such Person may disclose such Confidential Information to such Governmental Authority; provided, however, that such Person shall use commercially reasonable efforts to obtain, at the reasonable request of Purchasers and at Purchasers’ expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchasers shall designate.

5.5 Publicity.

No Purchasers or Sellers or any of their respective Affiliates, nor any Representatives of Purchasers, Sellers or their respective Affiliates, shall issue any press releases or otherwise make any public statements or announcements with respect to this Agreement or the Acquisition without the prior written consent of ARC WingHouse and Soaring Wings.

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5.6 Litigation Support.

In the event and for so long as any ARC WingHouse or Seller is actively contesting or defending against any Proceeding in connection with: (i) the Acquisition; or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other parties will reasonably cooperate with such party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to their books and records as shall reasonably be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor pursuant to this Agreement).

5.7 Seller Employees.

(a) Sellers will not have any discussions with any Seller Employees without the prior approval of Purchasers and any approved discussions shall be conducted in accordance with instructions provided by Purchasers.

(b) At Closing, Sellers will terminate the employment of all Seller Employees and will perform all obligations in connection therewith or contemplated by this Agreement, including paying all compensation due through the day prior to the Closing Date that was not included as a liability in the calculation of Closing Working Capital.

(c) Subject to Purchasers’ customary employment qualifications, requirements and standards, ARC WingHouse will select Seller Employees to whom ARC WingHouse will offer employment after the Closing. Notwithstanding any provisions in this Agreement to the contrary, ARC WingHouse agrees to offer employment to such number of employees so as not to trigger any obligation of Sellers of any nature under any WARN Statutes. ARC WingHouse acknowledges that Sellers will not send any notices that may be required under any WARN Statutes in reliance upon ARC WingHouse’s agreement to hire sufficient number of employees to ensure that no liability will arise under any WARN Statutes. Purchasers shall be liable for any claims of any Seller Employees terminated by Seller at Closing arising out of ARC WingHouse’s failure to hire such employees, providing such hiring would not have violated any other applicable Law (such as immigration Laws).

(d) Sellers shall be responsible for all accrued wages, salary, bonuses and other employee benefits payable to or with respect to former employees of Sellers who are not Seller Employees accruing prior to the Closing Date and not included in the calculation of Closing Working Capital. Without limiting the foregoing, Sellers will be responsible for complying with the requirements of HIPAA and applicable provisions of state law (if any) relating to their former employees. Purchasers acknowledge that Sellers will not maintain an Employee Benefit Plan for its prior employees post-closing and that ARC WingHouse will assume Sellers’ COBRA obligations with respect to all existing COBRA beneficiaries as of the Closing Date and any qualified beneficiaries under Sellers’ group health plan who become entitled to elect COBRA continuation coverage as a result of the Acquisition contemplated by this Agreement.

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5.8 Casualty Loss.

Sellers shall retain all risks and liability for damage to any of the Leased Real Property by fire, storm, accident, or any other casualty or cause (a “Casualty Loss”) until the Closing Date. If, prior to the Closing, any of the Leased Real Property suffers a Casualty Loss which the applicable Seller and ARC WingHouse do not reasonably expect to be repaired or replaced prior to the Closing Date, then ARC WingHouse shall have the option of either: (a) proceeding with the purchase of the affected Restaurant and obtaining from Seller all insurance proceeds with respect to such Casualty Loss (other than amounts arising from lost earnings or cash) and there shall be an equitable reduction in the Purchase Price to the extent that such insurance proceeds are insufficient to repair or replace the damage caused by the Casualty Loss, or (b) terminating this Agreement.

5.9 Bulk Sales Laws.

The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to ARC WingHouse. This Section 5.9 shall not affect any party’s rights to indemnification under Article VII.

5.10 Further Assurances.

Sellers and Purchasers shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall: (i) furnish upon request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the consummation of the Acquisition.

5.11 Debt Financing.

ARC WingHouse has secured a binding, written commitment letter (the “Debt Financing Commitment”) from an institutional lender (the “Lender”) pursuant to which the Lender will agree to lend the amount necessary for ARC WingHouse to pay the Estimated Closing Payment and Purchaser’s fees and expenses in connection with the Acquisition (“Debt Financing”). Purchasers shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Debt Financing Commitment, (ii) enter into definitive financing agreements with respect to the Debt Financing as contemplated by the Debt Financing Commitment (the “Financing Agreements”), so that the Financing Agreements are in effect as promptly as practicable but in any event no later than the Closing Date, and (iii) consummate the Debt Financing at or prior to Closing. Purchasers shall keep Soaring Wings reasonably informed of material developments in respect of the financing process relating thereto.

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5.12 Supplements to Disclosure Schedules.

The Sellers may, at any time and from time to time prior to the Closing amend or supplement any one or more parts of the Disclosure Schedules, including, without limitation, one or more amendments or supplements to correct any matter which would otherwise constitute a breach or inaccuracy of any representation or warranty set forth in Article III; provided that the Sellers may not amend or supplement the Disclosure Schedule to correct such a breach or inaccuracy if Soaring Wings had Knowledge of the breach at the time of the execution of this Agreement. Upon receipt of notice of an amendment or supplement to any one or more parts of the Disclosure Schedules, Parent shall be entitled to take up to five business days to review such amendment or supplement (the “Review Period”) (and any Closing previously scheduled to occur within such Review Period shall be suspended during such Review Period) and terminate this Agreement pursuant to Section 10.1(b) citing such amendment or supplement as the basis for the termination. Notwithstanding any other provision of this Agreement, if the Purchasers does not terminate this Agreement pursuant to the immediately preceding sentence, each such amendment and supplement will be effective to cure and correct for all purposes (including, but not limited to, Section 7.3(a)) any breach of any representation or warranty relating to such part or parts of the Disclosure Schedule not having read as so amended or supplement at all times, and thereafter such part or parts shall be treated as having read as so amended or supplemented as of the date of this Agreement and the Closing.

5.13 Registration Rights.

(a) If at any time after the date hereof, the Parent shall propose to file any registration statement (other than any registration statement on Form S-4, S-8 or any other similarly appropriate form, or any successor forms thereto) under the Securities Act in connection with any underwritten public offering of the Parent’s common stock under the Securities Act whether for its own account or for the account of one or more holders of such securities (the “Registration Statement”), then the Parent shall give written notice of such proposed filing to Soaring Wings as soon as practicable but not less than 20 days before the anticipated filing date of such Registration Statement, which notice shall (i) describe the amount of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, in such offering, and (ii) offer to Soaring Wings the opportunity to register the sale of such number of Registrable Securities as Soaring Wings may request in writing within ten days after receipt of such written notice (such registration, a “Registration”). The Parent shall, in good faith, use its reasonable best efforts to cause the managing underwriter or underwriters of the proposed underwritten offering to permit the Registrable Securities requested by Soaring Wings pursuant to this Section 5.13(a) to be included in the Piggyback Registration on the same terms and conditions as any similar securities of the Parent included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. Should Soaring Wings propose to participate in the underwritten offering, then Soaring Wings shall enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwritten offering by the Parent. Notwithstanding the foregoing, if a greater number of Parent securities is offered for participation in the proposed offering by the Company and selling equity holders than in the reasonable opinion of the managing underwriter of the proposed offering can be accommodated without adversely affecting the proposed offering, then the amount of Registrable Securities proposed to be included by Soaring Wings in the Registration Statement shall be proportionately reduced to a number deemed satisfactory by the managing underwriter. The Company shall bear all expenses and fees incurred in connection with the preparation, filing, and amendment of the Registration Statement with the Commission, except that Soaring Wings shall pay all fees, disbursements and expenses of any counsel or expert retained by Soaring Wings and all underwriting discounts and commissions, filing fees and any transfer or other taxes relating to the Registrable Securities included in the Registration Statement. Soaring Wings agrees to cooperate with the Parent in the preparation and filing of any Registration Statement, and in the furnishing of information concerning Soaring Wings for inclusion therein. To the extent permitted by law, the Parent will indemnify and hold harmless Soaring Wings, and the partners, members, managers, officers, directors, and affiliates of Soaring Wings, legal counsel and accountants for Soaring Wings, any underwriter (as defined in the Securities Act) for Soaring Wings, and each person or entity, if any, who controls Soaring Wings within the meaning of the Securities Act or the Exchange Act against any Damages (as defined below), and Parent will pay to Soaring Wings and each such underwriter, controlling party, or other aforementioned person or entity any legal or other expenses reasonably incurred by them in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred.

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(b) Termination of Rights. Subject to the indemnification rights in the immediately preceding paragraph, all rights of Soaring Wings under this Section 5.13 shall terminate with respect to the shares of ARC Stock issued to Soaring Wings pursuant to Section 1.2(c) upon the earlier of (i) the date that Soaring Wings is permitted to sell such shares under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale, (ii) the date as of which such shares have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) or to one of the Purchasers pursuant to the Put Option Agreement, or (iii) the one-year anniversary of the delivery to Soaring Wings of all such shares in accordance with Section 1.2(c).

(c) Furnishing of Information. In order to enable Soaring Wings to sell the ARC Stock Consideration under Rule 144 of the Securities Act, until such time as all of the ARC Stock Consideration has been sold, the Parent shall use its commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Parent after the date hereof pursuant to the Exchange Act. During such period, if the Parent is not required to file reports pursuant to such laws, it will prepare and furnish to Soaring Wings and make publicly available in accordance with Rule 144(c) such information as is required for Soaring Wings to sell the ARC Stock Consideration under Rule 144. The Parent further covenants that it will take such further action as Soaring Wings may reasonably request, all to the extent required from time to time to enable Soaring Wings to sell the ARC Stock Consideration without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

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(d) Reporting Status. Before the one-year anniversary of the Company’s issuance of all of the ARC Stock Consideration in accordance with Section 1.2(c), the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act would otherwise permit such termination

(e) Pledge. The Parent acknowledges and agrees that Soaring Wings may from time to time pledge, and/or grant a security interest in, some or all of the ARC Stock Consideration represented by stock certificates contained a restrictive legend that it has received hereunder in connection with applicable securities laws, pursuant to a bona fide margin agreement in compliance with a bona fide margin loan. Such a pledge would not be subject to approval or consent of the Parent and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge. No notice shall be required of such pledge, but Soaring Wings’ transferee shall promptly notify the Parent of any subsequent transfer or foreclosure. Soaring Wings acknowledges that Parent shall not be responsible for any pledges relating to, or the grant of any security interest in, any of the ARC Stock Consideration or for any agreement, understanding or arrangement between Soaring Wings and its pledgee or secured party. At Soaring Wings’ expense, the Parent will execute and deliver such reasonable documentation as a pledgee or secured party of all or any of the ARC Stock Consideration may reasonably request in connection with a pledge or transfer of all or any portion of the ARC Stock Consideration, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act.

(f) Removal of Legends. Any legend set forth on any of the ARC Stock Consideration shall be removed and the Parent shall issue a certificate without such legend to the holder of the ARC Stock Consideration upon which it is stamped or issue such ARC Stock Consideration to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), if (i) such securities are registered for resale under the Securities Act, (ii) such securities are sold or transferred pursuant to Rule 144 (assuming the transferor is not an Affiliate of the Parent) or Rule 144A, or (iii) such securities are eligible for sale under Rule 144 without application of the requirements of paragraph (c) thereof. Any fees (with respect to the Parent’s transfer agent, counsel to the Parent or otherwise) associated with the removal of such legend shall be borne by the Parent. Following the effective date of the Registration Statement, or at such earlier time as a legend is no longer required for the applicable shares of ARC Stock then held by Soaring Wings, the Parent will no later than five (5) trading days following the delivery by Soaring Wings to the Parent or the Parent’s transfer agent (with notice to the Parent) of a stock certificate containing a restrictive legend representing such shares (endorsed or with stock powers attached, signatures guaranteed, and a legal opinion reasonably acceptable to Parent issued by reputable securities counsel, and otherwise in form necessary to affect the reissuance and/or transfer), deliver or cause to be delivered to Soaring Wings a certificate representing such ARC Stock Consideration that is free from all restrictive and other legends. Notwithstanding anything in this Agreement to the contrary, Soaring Wings shall be responsible for all costs and expenses associated with obtaining any legal opinion reasonably requested by the Company or its transfer agent in connection with the removal of any legend.

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ARTICLE VI

TAX MATTERS

6.1 Tax Returns.

Sellers shall, or shall cause their respective Affiliates to, timely prepare and file, or cause to be timely prepared and filed, with the appropriate Tax Authorities all income Tax Returns required to be filed by Sellers or any of their respective Affiliates with respect to, or that include, the Purchased Assets or the Business, with respect to any taxable period ending on or prior to the Closing Date (such Tax Returns, “Seller Tax Returns”), and shall pay all Taxes shown as due on such Tax Returns. Purchasers shall timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authorities all Tax Returns required to be filed with respect to the Purchased Assets or the Business (excluding for the avoidance of doubt any Seller Tax Returns), as applicable, for all taxable periods ending after the Closing Date and any Straddle Period.

6.2 Transaction Taxes.

Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, sales, use, value added, excise, stamp, registration and other such Taxes imposed by or payable to any jurisdiction or any Governmental Authority arising from the consummation of the Acquisition (collectively, “Transaction Taxes”), and any related costs for preparation of the relevant Tax Returns, shall be borne equally by the Purchasers, on the one hand, and the Sellers, on the other hand. All necessary Tax Returns with respect to all such Transaction Taxes shall be prepared and filed by Purchasers. Sellers shall render all reasonable requested assistance so that Purchasers can report and remit such Transaction Taxes. For the avoidance of doubt, Transaction Taxes do not include income Taxes. Purchasers and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax Authority as may be necessary to mitigate, reduce or eliminate any Transaction Tax that could be imposed including delivery of the resale certificate contemplated by Section 1.5.

6.3 Cooperation; Records Retention.

(a) Sellers and Purchasers, and their respective Affiliates, shall reasonably cooperate, and shall cause their respective Representatives to reasonably cooperate, in preparing and filing all Tax Returns with respect to the Purchased Assets and the Business, including by provision of any required power-of-attorney (or other form of authorization) and maintaining and making available to each other all records necessary in connection with Taxes, including in relation to audits of, or inquiries directed to, customers relating to transactional Taxes such as sales or use Taxes, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

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(b) Sellers and Purchasers shall, and shall cause their respective Affiliates to, retain all Tax Returns, schedules, and work papers and all material records and other documents relating thereto of Sellers and with respect to the Business until the expiration of the later of: (i) the seventh (7th) anniversary of the Closing Date; or (ii) the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof. Thereafter, the party in possession of such items shall not destroy or dispose of any such Tax Returns, schedules, work papers or any other material records or other documents relating thereto without giving written notice to the other party of such pending destruction or disposal and offering such other party the right to copy such documents and information. The party in possession of such items shall be entitled to destroy or dispose of any such Tax Returns, schedules, work papers and all material records and other documents relating thereto described in such notice if the other party fails to request copies thereof within 90 days after receipt of the notice described in this Section 6.3(b).

6.4 Conduct After Closing.

Purchasers shall not file any amended return or other Tax Return, or take any action relating to a Tax Return (including the provision of an extension of the period of limitations for assessment of any Tax), with respect to any period ending on or prior to the Closing Date.

6.5 Tax Disputes.

After the Closing, Purchasers shall have the authority to control any audit or examination relating to the Purchased Assets or the Business for taxable periods ending after the Closing Date by any Tax Authority and any Proceeding related to any issue raised in any such audit or examination; provided, however, that: (a) Purchasers shall allow Sellers to participate at Sellers’ expense in any audits, examinations or administrative or judicial proceedings to the extent that such audits, examinations or proceedings could require Sellers to make a payment under this Agreement; and (b) Purchasers shall not settle any such audit, examination or administrative or judicial proceeding in a manner which would adversely affect Sellers without the prior written consent of Sellers, which consent shall not be unreasonably withheld or delayed.

6.6 Withheld Taxes.

If, as of the Closing Date, Sellers have not yet paid or deposited with the appropriate Governmental Authority all Taxes or other amounts that the Sellers withheld or were required to withhold from Seller Employees or with respect to amounts paid or owing to any independent contractor, creditor, partner or other third party, Sellers shall timely pay or deposit such amounts with the appropriate Governmental Authority on or before the date on which such payments or deposits are due. In the case of any such payment or deposit, Sellers shall provide Purchasers with a record or receipt from the appropriate Governmental Authority indicating the amount that Sellers have paid or deposited.

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ARTICLE VII

INDEMNIFICATION

7.1 Survival.

The representations and warranties set forth in this Agreement, and the right to assert a claim for indemnification with respect thereto pursuant to Sections 7.2 or 7.3, shall survive the Closing solely for purposes of this Article VII and shall terminate as of 5:00 p.m. Eastern Standard Time on the first anniversary of the Closing Date (the “Survival Date”) and shall thereafter be of no further force or effect; provided, however, that the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization; Validity and Effect of Agreement), Section 3.4 (Capitalization and Subsidiaries), the first sentence of Section 3.8 (Properties and Assets), and Section 3.24 (Brokers and Finders) (collectively, the “Fundamental Representations”), Section 4.1 (Organization and Qualification), Section 4.2 (Authorization; Validity and Effect of Agreement), and Section 4.4 (Brokers and Finders) and the right to assert a claim for indemnification with respect thereto pursuant to Sections 7.2 or 7.3 shall survive until the sixth anniversary of the Closing Date. Notwithstanding anything to the contrary, the representations and warranties in Sections 3.26 (Disclaimer) and 4.7 (No Reliance) shall survive indefinitely. The covenants and agreements of the parties set forth in this Agreement shall not survive the Closing except with respect to those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect until the date by which such covenant or agreement is required to be performed. The obligations in this Article VII to indemnify and hold harmless any Indemnified Party: (a) shall terminate and be of no further force or effect: (i) in respect of a breach of any representation or warranty other than a Fundamental Representation, on the Survival Date; (ii) in respect of a breach of any Fundamental Representation on the sixth anniversary of the Closing Date; (iii) in respect of a breach of any covenant, when such covenant terminates or expires pursuant to the terms hereof; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have made, before the expiration of the applicable period, a bona fide claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 7.6 to the Indemnifying Party (as hereinafter defined).

7.2 Indemnification by Purchasers.

If the Closing occurs, subject to the other terms, conditions and limitations of this Agreement (including the provisions of Sections 7.4, 7.5 and 7.6), from and after the Closing, Purchasers, jointly and severally, shall indemnify Sellers, their respective Affiliates, and the respective officers, directors, managers, employees, agents, successors and assigns of Sellers and Sellers’ respective Affiliates (collectively, the “Seller Indemnified Parties”), against, and hold the Seller Indemnified Parties harmless from, all Losses actually incurred by any of the Seller Indemnified Parties to the extent arising out of:

(a) any inaccuracy or breach by Purchasers of any representation or warranty made by Purchasers in Article IV of this Agreement;

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(b) any failure by Purchasers (or any one of them) or any of their respective Affiliates to perform or comply with any covenant or agreement in this Agreement or under the Promissory Note; and

(c) ARC WingHouse’s failure to perform any of the obligations of tenant under the leases for the Leased Real Property on or after the Closing Date.

7.3 Indemnification by Sellers.

If the Closing occurs, subject to the other terms, conditions and limitations of this Agreement (including the provisions of Sections 7.4, 7.5 and 7.6), from and after the Closing, Sellers shall jointly and severally indemnify Purchasers and their respective Affiliates, and the respective officers, directors, managers, employees, agents, successors and assigns of Purchasers and their respective Affiliates (collectively, the “ARC WingHouse Indemnified Parties”), against, and hold ARC WingHouse Indemnified Parties harmless from, all Losses actually incurred by any of ARC WingHouse Indemnified Parties to the extent arising out of:

(a) any inaccuracy of or breach by any Seller of any representation or warranty made by Sellers in Article III of this Agreement;

(b) any failure by any Seller or any of their respective Affiliates to perform or comply with any covenant or agreement in this Agreement;

(c) (i) any Taxes imposed on the Business for any period prior to Closing; (ii) any Taxes imposed on Sellers or their respective Affiliates for any period; and (iii) any Taxes for any taxable period or portion thereof ending on or prior to the Closing Date that are imposed on any Seller by reason of Treasury Regulations Section 1.1502-6 (or any similar provision of state or local law);

(d) Any Liabilities of Sellers or any of their respective Affiliates (other than the Assumed Liabilities), regardless of whether prior to or after the Closing; and

(e) any Liability incurred after the Closing Date and prior to the effective date of the transfer, if any, of employees of any Seller because of or resulting from the delay of such transfer past the Closing Date.

7.4 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary set forth in this Agreement, except in the case of knowing, intentional fraud:

(i) no Indemnified Party shall be entitled to recover any amount relating to any matter arising under one provision of this Agreement to the extent such Indemnified Party (or other ARC WingHouse Indemnified Parties in the event of a ARC WingHouse Indemnified Party, or other Seller Indemnified Parties in the event of a Seller Indemnified Party) has already recovered such amount with respect to such matter pursuant to that or other provisions of this Agreement (including, without limitation, any liability included in the calculation of Closing Working Capital); and

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(ii) notwithstanding any provision to the contrary herein, an Indemnified Party will not be entitled to recover, and no party shall be liable for, any incidental, consequential, exemplary, special, punitive or treble damages (except such items as an Indemnified Party may be required to pay to a third party as a result of any Third Party Claims subject to indemnification hereunder), and, except as expressly provided herein, in no event shall any Indemnified Party be entitled to any recovery under a “multiple of profits,” “multiple of cash flow”, “multiple of EBITDA” or similar valuation methodology in calculating the amount of any indemnifiable Losses.

(iii) for any Losses under Section 7.3(a), the ARC WingHouse Indemnified Parties have no right to be indemnified and no claim for Losses may be made unless and until the aggregate amount of all Losses incurred by the ARC WingHouse Indemnified Parties in respect of claims under Section 7.3(a) exceeds $120,000 (“Deductible”), after which the Purchasers are entitled to make claims for all such Losses in excess of the Deductible.

(iv) in no event shall the aggregate amount of Losses for which the Sellers are obligated to indemnify the ARC WingHouse Indemnified Parties made pursuant to Section 7.3(a) exceed $1,200,000 (the “Initial Cap”); provided, however that the Initial Cap is subject to increase in the amount of $100,000 on each of the first three anniversaries after the Closing Date if Parent timely delivers the full amount of the ARC Stock Consideration or Contingent Cash Consideration (as determined in accordance with Section 1.2(c)) in accordance with Section 1.2(c) (the “Cap”). For greater certainty, under no circumstances will the Cap exceed $1,500,000.

(v) in no event shall the aggregate amount of Losses for which the Sellers are obligated to indemnify the ARC WingHouse Indemnified Parties exceed the Estimated Closing Payment.

(vi) for any Losses under Section 7.3(a), no right to be indemnified shall exist and no claim may be made unless the aggregate amount of Losses incurred by the ARC WingHouse Indemnified Parties with respect to a particular fact, event or occurrence and all other facts, events or occurrences arising from the same or similar circumstances, events or facts exceeds $25,000.

Neither the Cap nor the Deductible will apply to a claim for Losses directly related to a breach of a Fundamental Representation.

(b) Except as set forth in the proviso to Section 7.5(a), each party shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any of its Losses (including incurring costs to the extent necessary to remedy the breach which gives rise to the Losses) upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.

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7.5 Computation of Indemnity Payments.

(a) The amount payable under this Article VII in respect of any Loss shall be calculated: (i) net of any insurance proceeds or other amounts under indemnification agreements with third parties actually received by the Indemnified Party on account thereof; and (ii) net of any Tax benefits actually realized by the Indemnified Party on account thereof.

(b) In the event that an insurance or a third-party indemnification recovery is made or Tax benefits actually realized at any time after an indemnification payment by the Indemnifying Party has been made with respect to any indemnified Loss or indemnified Tax, then, to the extent of the amount of such indemnification payment, a refund equal to the aggregate net amount of the recovery or realized Tax benefit (less the costs of recovery to the Indemnified Party) shall be made promptly to the applicable Indemnifying Party. The party making any indemnification payment hereunder shall be subrogated to all rights of the Indemnified Party in respect of any Losses or Taxes indemnified by such party.

7.6 Procedures for Indemnification.

(a) Any Person making a claim for indemnification under Sections 7.2 or 7.3 (an “Indemnified Party”) shall notify the party against whom indemnification is sought (an “Indemnifying Party”) of the claim in writing (such written notice, an “Indemnification Notice”) promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnified Party by a third party (a “Third Party Claim”). Each such Indemnification Notice shall describe, in reasonable detail to the extent practicable, the applicable Third Party Claim, including the facts giving rise to such claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request; provided, however, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that, and only to the extent that, the Indemnifying Party is materially prejudiced by such failure.

(b) Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and, at its option if exercised within 10 business days after receiving an Indemnification Notice, shall be entitled to assume the defense thereof by appointing a reputable counsel to be the lead counsel in connection with such defense; provided, however, that the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose (provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party). Notwithstanding the foregoing, if the Indemnified Party shall have determined in good faith and upon advice of counsel that an actual or likely conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel inappropriate, or if the Indemnifying Party, in the reasonable judgment of the Indemnified Party, has failed to diligently pursue the relevant claims or defense, then the Indemnified Party may, upon notice to the Indemnifying Party, engage separate counsel, and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party to the extent the Third Party Claim is indemnifiable hereunder. Notwithstanding anything to the contrary in this Section 7.6(b), the Indemnified Party will have the absolute right to conduct and control, through counsel of its choosing (the reasonable fees and expenses of which shall be paid by the Indemnifying Party, subject to the limitations set forth in this Article VII), the defense, compromise and settlement of any Third Party Claim if: (i) such Third Party Claim seeks an injunction or other equitable relief as the sole remedies against the Indemnified Party; (ii) the Third Party Claim relates to or arises in connection with any criminal or quasi criminal Proceeding; or (iii) the Indemnifying Party does not elect to assume control of the defense within 10 business days after receiving an Indemnification Notice.

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(c) Upon assumption of the defense of any such Third Party Claim by the Indemnifying Party, the Indemnified Party will not pay, or permit to be paid, any part of the Third Party Claim, unless the Indemnifying Party consents in writing to such payment. Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any liability with respect to, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the relief consists solely of: (i) money damages (all of which the Indemnifying Party shall pay); and (ii) includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.

(d) In all cases, the Indemnified Party shall provide its reasonable cooperation to the Indemnifying Party in defense of claims or litigation relating to Third Party Claims, including by making employees, information and documentation reasonably available. If the Indemnifying Party does not assume the defense of any such Third Party Claim in accordance with the terms hereof, or fails to prosecute or withdraws from the defense of any such Third Party Claim, the Indemnified Party may defend against such matter in a manner consistent with the above provisions regarding conduct of the defense by the Indemnified Party; provided, however, that the Indemnified Party may not settle any such matter without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) Any Indemnified Party making a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request; provided, however, the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that, and only to the extent that, the Indemnifying Party is materially prejudiced by such failure or notice is delivered after the applicable survival period set forth in this Agreement.

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7.7 Timing and Method of Payments.

Subject to the terms of this Article VII, after any final decision, judgment or award shall have been rendered by a Governmental Authority with competent jurisdiction (and a resolution of any appeal therefrom and the expiration of the time in which to appeal therefrom), or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case, with respect to an indemnification claim hereunder: (i) if the Indemnified Party is a ARC WingHouse Indemnified Party, Sellers shall promptly pay, or cause to be paid, all sums due and owing to the ARC WingHouse Indemnified Party in immediately available funds to an account specified by the ARC WingHouse Indemnified Party; and (ii) if the Indemnified Party is a Seller Indemnified Party, Purchasers shall pay, or cause to be paid, all sums due and owing to the Seller Indemnified Party in immediately available funds to an account specified by the Seller Indemnified Party (subject in all instances to clauses (i) and (ii) above, and to the limitations described in Section 7.4), in each case, within five business days of such final decision, judgment or award, or other settlement or agreement.

7.8 Characterization of Indemnification Payments; Withholding.

(a) Unless otherwise required by Law, all payments made pursuant to this Article VII shall be treated for all Tax purposes as adjustments to the Purchase Price.

(b) Each party shall be entitled to deduct and withhold from any amounts payable pursuant to this Article VII such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Law relating to any Tax. To the extent that amounts are so deducted or withheld and paid over to the appropriate Tax Authority by Purchasers or Sellers, as applicable, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

7.9 Payment of Losses; Ordering.

Following the final determination of the amount of any Losses payable by Sellers (or any one or more of them) to ARC WingHouse Indemnified Parties under this Article VII (subject to the limitations and conditions set forth in this Article VII), the ARC WingHouse Indemnified Parties sole recourse for such Losses shall be satisfied and paid in the following order and priority:

(a) first, repurchase by ARC WingHouse of the portion of the ARC WH Equity Interest with a value equal to the amount of such Losses, with the value of each membership unit represented by the ARC WH Equity Interest being equal to the Closing Unit Price;

(b) second, after all of the ARC WH Equity Interest has been repurchased pursuant to clause (a) above, Purchasers shall reduce the amount of Contingent Cash Consideration deliverable pursuant to this Agreement (in the event of a Listing Failure Anniversary for which Soaring Wings has not elected to receive ARC Stock Consideration in lieu of Contingent Cash Consideration) by the amount of such unpaid Losses, in the order of the Purchasers’ obligation to deliver the Contingent Cash Consideration (e.g., first satisfied against the Contingent Cash Consideration to be delivered on the 1st anniversary of the Closing, second satisfied against the Contingent Cash Consideration to be delivered on the 2nd anniversary of the Closing, and third satisfied against the Contingent Cash Consideration to be delivered on the 3rd anniversary of the Closing);

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(c) third, in the event ARC Stock Consideration will be deliverable pursuant to this Agreement (i.e., the ARC Stock has been listed on the NYSE, NASDAQ Global Select Market, NASDAQ Global Market or NASDAQ Capital Market prior to the 1st, 2nd or 3rd anniversaries of the Closing Date or the ARC Stock has not been listed and quoted for trading on the NYSE, NASDAQ Global Select Market, NASDAQ Global Market or NASDAQ Capital Market prior to the 1st, 2nd or 3rd anniversaries of the Closing Date and Soaring Wings has elected to receive ARC Stock Consideration in lieu of Contingent Cash Consideration), Purchasers will reduce the amount of ARC Stock Consideration deliverable pursuant to this Agreement by the amount of such unpaid Losses, in the order of Parent’s obligation to deliver the ARC Stock Consideration (i.e., first satisfied against the ARC Stock Consideration to be delivered on the 1st anniversary of the Closing, second satisfied against the ARC Stock Consideration to be delivered on the 2nd anniversary of the Closing and, third satisfied against the ARC Stock Consideration to be delivered on the 3rd anniversary of the Closing), with the value of the ARC Stock to be determined based on the price per share for the applicable anniversary set forth in Section 1.2(c); provided, however, that in the event ARC Stock Consideration has been delivered by Parent to Soaring Wings but has not yet been sold or transferred by Soaring Wings or any of its Affiliates, then Soaring Wings or the applicable Affiliates shall return that amount of ARC Stock Consideration to Parent equal to the amount by which the ARC Stock Consideration would have been reduced had it not yet been delivered to Soaring Wings hereunder;

(d) fourth, after application of clauses (a)-(c) above, by reduction of the then outstanding principal amount and accrued but unpaid interest under the Promissory Note; and

(e) thereafter, all remaining Losses shall be satisfied and paid by Sellers.

7.10 Exclusive Remedies.

EXCEPT AS PROVIDED IN SECTIONS 1.3, 8.3 AND 11.7, THE REMEDIES PROVIDED IN THIS ARTICLE VII SHALL BE THE EXCLUSIVE REMEDIES OF THE PARTIES HERETO AND THEIR HEIRS, SUCCESSORS AND ASSIGNS AFTER THE CLOSING WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY INACCURACY, BREACH OR NON-PERFORMANCE OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT CONTAINED HEREIN. EXCEPT AS PROVIDED IN SECTIONS 1.3, 8.3 AND 11.7, NO PARTY MAY BRING OR COMMENCE ANY CLAIM, SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER IN CONTRACT, TORT OR OTHERWISE, EXCEPT TO BRING A CLAIM FOR INDEMNIFICATION IN ACCORDANCE WITH THIS ARTICLE VII.

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ARTICLE VIII

RESTRICTIVE COVENANTS

8.1 Non-Competition.

(a) Sellers agrees that for a period of five years from the Closing Date, none of the Sellers or any Affiliates of Sellers (collectively, the “Seller Restricted Parties”) will engage in a Competing Business anywhere in the United States.

(b) Notwithstanding the terms of Section 8.1(a), nothing in this Section 8.1 shall in any way prohibit or restrict:

(i) Any Seller Restricted Party from performing any of its respective obligations under this Agreement; or

(ii) Any Seller Restricted Party from owning up to an aggregate of 5% of the outstanding shares of any class of capital stock of any publicly-traded Person that engages in a Competing Business (a “Business Competing Person”) so long as no Seller Restricted Party has any participation in the management of such Business Competing Person or serves on the board of directors or similar governing body of such Business Competing Person.

8.2 Solicitation

(a) Sellers agree that, during the period commencing on the date hereof and ending on the earlier of: (i) the date this Agreement terminates in accordance with its terms, or (ii) the third anniversary of the Closing Date, Sellers shall not, and shall cause the other Seller Restricted Parties and any of their respective Representatives to not, directly or indirectly, solicit for employment or induce any employee of any Seller or ARC WingHouse, or any of their respective Subsidiaries, to terminate his or her employment with any Seller or ARC WingHouse, or any of their respective Subsidiaries; provided, however, that the foregoing shall not in any way prohibit or restrict: (w) solicitations made by advertisements (including through one or more bona fide search firms) directed to the general public rather than specifically targeting any employees of any Seller or ARC WingHouse, or any of their respective Subsidiaries; (x) the solicitation of any employee who has been terminated by any Seller or ARC WingHouse, or any of their respective Subsidiaries, more than three months prior to such solicitation; (y) the solicitation of any employee who has voluntarily left his or her employment with any Seller or ARC WingHouse, or any of their respective Subsidiaries, more than six months prior to such solicitation; or (z) the hiring of any employee who was not solicited in violation of this Section 8.2(a).

(b) Sellers agree that, during the period commencing on the date hereof and ending on the earlier of: (i) the date this Agreement terminates in accordance with its terms; or (ii) the third anniversary of the Closing Date, Sellers shall not, and shall cause the other Seller Restricted Parties to not, directly or indirectly, endeavor to entice or divert any Person’s business away from the Business to a Competing Business, or through a Competing Business otherwise interfere with any Purchaser’s relationship with any Person.

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8.3 Specific Performance; Severability.

(a) Sellers acknowledge and agree that the covenants set forth in Sections 8.1 and 8.2 are essential elements of this Agreement and that, in the event of breach by Sellers or the other Seller Restricted Parties of any of the applicable provisions of Sections 8.1 or 8.2, monetary damages may not be adequate. Therefore, Sellers agree that Purchasers shall have the right, in addition to the other remedies as may be provided by applicable Law, to seek specific performance, injunctive relief and other equitable relief, without posting a bond, to prevent or restrain a breach of, or to enforce Sellers’ obligations under, Sections 8.1 and 8.2, which right to equitable relief will not be exclusive of, but will be in addition to, all other remedies to which such party may be entitled under this Agreement, at law or in equity (including the right to recover monetary damages).

(b) If any of the restrictions set forth in Sections 8.1 or 8.2 is adjudicated by any court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, then such restriction shall nevertheless remain effective but, as to such jurisdiction only, shall be considered amended to have the broadest terms which such court of competent jurisdiction may find enforceable.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions to Each Party’s Obligations.

The respective obligations of Purchasers and Sellers to consummate the Acquisition are subject to the satisfaction or written waiver by Purchasers and Sellers (to the extent such conditions can be waived), at or prior to the Closing, of the condition that no applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

9.2 Conditions to Obligations of Sellers.

The obligations of Sellers to consummate the Acquisition are subject to the satisfaction or written waiver, in whole or in part, by Soaring Wings (to the extent such conditions can be waived), at or prior to the Closing, of each of the following conditions:

(a) (i) The representations and warranties of Purchasers set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authorization; Validity and Effect of Agreement), and Section 4.4 (Brokers and Finders) of this Agreement shall be true and correct in all respects at and as of the Closing Date, as though made as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified); and (ii) all other representations and warranties of Purchasers set forth in Article IV of this Agreement shall be true and correct at and as of the Closing Date, as though made as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially impair the ability of Purchasers to perform their respective obligations under this Agreement or consummate the Acquisition.

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(b) Purchasers shall have performed or complied, in all material respects, with all obligations and covenants required by this Agreement to be performed or complied with by Purchasers at or prior to the Closing.

(c) ARC WingHouse shall have delivered to Soaring Wings a certificate dated as of the Closing Date, signed by a duly authorized officer of ARC WingHouse, certifying that the conditions set forth in Sections 9.2(a) and (b) have been satisfied.

9.3 Conditions to Obligations of Purchasers.

The obligations of Purchasers to consummate the Acquisition are subject to the satisfaction or written waiver, in whole or in part, by ARC WingHouse (to the extent such conditions can be waived), at or prior to the Closing, of each of the following conditions:

(a) (i) The representations and warranties of Sellers set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization; Validity and Effect of Agreement), Section 3.4 (Capitalization and Subsidiaries), Section 3.5 (Ownership of Partnership Interests), Section 3.15 (Properties and Assets) and Section 3.25 (Brokers and Finders) of this Agreement shall be true and correct in all respects at and as of the Closing Date, as though made as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified); and (ii) all other representations and warranties of Sellers set forth in Article III of this Agreement shall be true and correct at and as of the Closing Date, as though made as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) Sellers shall have performed or complied, in all material respects, with all obligations and covenants required by this Agreement to be performed or complied with by Sellers or Seller, as applicable, at or prior to the Closing.

(c) Since the date of this Agreement, no event, effect, circumstance, change, occurrence, fact or development shall have occurred, come into existence or become known that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

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(d) Soaring Wings shall have delivered to ARC WingHouse a certificate dated as of the Closing Date, signed by a duly authorized officer of Sellers, certifying that the conditions set forth in Sections 9.3(a), (b) and (c) have been satisfied.

(e) Purchasers shall have obtained such financing as Purchasers deem, in their sole and absolute discretion, is necessary or appropriate, and on such terms as Purchasers deem, in its sole and absolute discretion, are satisfactory to enable Purchasers to consummate the Acquisition.

(f) All other material consents and approvals from third parties necessary to complete the consummation of the Acquisition shall have been obtained on terms satisfactory to Purchasers in their sole and absolute discretion and shall continue in full force and effect without any restriction, condition or limitation.

9.4 Frustration of Closing Conditions.

Neither Sellers nor Purchasers may rely, either as a basis for not consummating the Acquisition or for terminating this Agreement and abandoning the Acquisition, on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, to be satisfied if such failure was caused by such party’s breach, in any material respect, of any provision of this Agreement or failure to use all the requisite efforts required to consummate the Acquisition, as required by and subject to Section 5.2 and any other applicable provisions of this Agreement.

ARTICLE X

TERMINATION

10.1 Termination.

This Agreement may be terminated, and the Acquisition abandoned, at any time prior to the Closing:

(a) by the mutual written consent of Soaring Wings and ARC WingHouse;

(b) by ARC WingHouse, upon written notice to Soaring Wings, if any Seller breaches or fails to perform, in any respect, any of its respective representations, warranties, covenants or agreements set forth in this Agreement and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Section 9.1 or 9.3; (ii) cannot be, or has not been, cured within 10 days following delivery by ARC WingHouse to Soaring Wings of written notice of such breach or failure to perform; and (iii) has not been waived by ARC WingHouse;

(c) by Soaring Wings, upon written notice to ARC WingHouse, if Purchasers breach or fail to perform, in any respect, any of its representations, warranties, covenants or agreements set forth in this Agreement and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Sections 9.1 or 9.2, (ii) cannot be, or has not been, cured within 10 days following delivery by Soaring Wings to ARC WingHouse of written notice of such breach or failure to perform; and (iii) has not been waived by Soaring Wings; and

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(d) by ARC WingHouse or Soaring Wings, upon written notice to the other party, if the Closing has not occurred on or prior to October 31, 2019; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party if the failure of Purchasers, in the case of ARC WingHouse, or Sellers, in the case of Soaring Wings, to fulfill any of their respective obligations under this Agreement is the primary cause of the failure of the Closing to occur on or before such date. Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall relieve any party from liability for any willful or intentional breach of this Agreement that occurred prior to the termination of this Agreement pursuant to this Section 10.1.

10.2 Effect of Termination

In the event of termination in accordance with Section 10.1, this Agreement will forthwith become void and there will be no liability on the part of any party hereto, except for the provisions of this Section 10.2 and Sections 3.24, 4.4, 5.4, 5.5, Article XI (other than Section 11.7) and any corresponding definitions set forth in Article XII, each of which shall survive termination.

ARTICLE XI

MISCELLANEOUS

11.1 Entire Agreement.

This Agreement and any schedules and exhibits hereto contain the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Neither party relied upon any representation or warranty, whether written or oral, made by the other party or any of its officers, directors, managers, employees, agents or representatives, in making its decision to enter into this Agreement.

11.2 Amendments and Modifications.

This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

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11.3 Extensions and Waivers.

The parties hereto entitled to the benefit of a term or provision hereof may: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto; or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement. No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent or similar breach or default.

11.4 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto; provided, however, Soaring Wings may assign its right under Section 1.2(c) to receive the ARC Stock Consideration or Contingent Cash Consideration, as applicable, at any time to an Affiliate of Soaring Wings without consent. Any attempted assignment in violation of this Section 11.4 shall be null and void.

11.5 Interpretation.

The headings set forth in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and the term “dollar” or “$” means lawful currency of the United States. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date hereof. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

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11.6 Severability.

If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

11.7 Enforcement.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any State or federal court sitting in Jacksonville, Florida, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives: (i) any defense in any action for specific performance that a remedy at law would be adequate; and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

11.8 Expenses.

Except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the Acquisition, including any legal and other costs and expenses incurred in compliance with the terms of this Agreement, shall be paid by the party incurring such expenses. Notwithstanding the foregoing, all legal fees and other costs and expenses due to Cindy Sarsen or Sarsen Law arising out of the joint representation of any Sellers and any of the Purchasers in connection with the transfer of liquor licenses will be paid by the Purchasers. For the avoidance of doubt, the Purchasers are solely responsible for all costs for the transfer of liquor licenses to the Purchasers (or any one or more of the Purchasers) and securing other licenses and permits needed by ARC WingHouse to operate the Business after the Closing.

11.9 Notices.

Any notice, consent, demand, offer, acceptance or other communication required or permitted under this Agreement will be made in writing and will be deemed to have been duly given if: (i) sent by personal delivery, which will be deemed given upon confirmation of receipt; (ii) mailed by first class registered or certified mail, return receipt requested, postage prepaid, which will be deemed delivered three days after the date received for delivery by the United States Postal Service, whether or not accepted by the addressee; (iii) sent by nationally recognized next-day delivery courier that guarantees delivery within 24 hours, charges prepaid, which will be deemed delivered one day after delivery to said courier; or (iv) by facsimile transmission, electronic mail or other electronic delivery medium, which will be deemed delivered on the date of transmission, addressed to the receiving party at the address set forth below:

If to Purchasers to:

ARC Group, Inc.

1409 Kingsley Ave., Ste. 2

Jacksonville, FL 32073

Attention: Seenu G. Kasturi, Chief Executive Officer

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If to Sellers to:

Soaring Wings, LLC

1600 E. 8th Avenue

Suite A-208

Tampa, Florida 33605

Attention: Kenneth P. Jones

With copy to:

Hill Ward & Henderson, P.A.

3700 Bank of America Plaza

101 E. Kennedy Boulevard

Tampa, Florida 33602

Attention: John C. Connery, Jr.

11.10 Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

11.11 Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACQUISITION.

11.12 Third-Party Beneficiaries.

Except for SW WH Holdings with respect to its right to receive the ARC WH Equity Interest and except as expressly provided in Article VII or elsewhere in this Agreement: (i) nothing in this Agreement, express or implied, is intended or will be construed to confer upon any Person other than the parties hereto (or their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement; and (ii) there are no intended third-party beneficiaries under or by reason of this Agreement.

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11.13 No Presumption Against Drafting Party.

Purchasers and Sellers each acknowledge that they have been represented by counsel in connection with this Agreement and the Acquisition. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived by the parties hereto.

11.14 Counterparts.

This Agreement may be executed in two or more counterparts and delivered via facsimile or other electronic transmission, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement.

ARTICLE XII

CERTAIN DEFINITIONS

12.1 Certain Definitions.

As used herein:

“Acquisition” has the meaning ascribed to such term in Section 1.1(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

“Agreement” has the meaning ascribed to such term in the Preamble.

“Allocation Dispute Notice” has the meaning ascribed to such term in Section 1.4(a).

“Arbiter” has the meaning ascribed to such term in Section 1.3(d).

“ARC WingHouse” has the meaning ascribed to such term in the Preamble.

“ARC WingHouse Indemnified Party” has the meaning ascribed to such term in Section 7.3.

“ARC WH Equity Interest” means a membership interest of ARC WingHouse at all times representing 10% of the aggregate outstanding membership interests of ARC WingHouse, on a fully diluted basis.

“ARC Stock” means shares of Class A Common Stock, $0.01 par value per share, of Parent.

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“ARC Stock Consideration” has the meaning ascribed to such term in Section 1.2(c).

“Assumed Contracts” has the meaning ascribed to such term in Section 1.1(a).

“Assumed Liabilities” means the Liabilities and obligations described in Section 1.1(c).

“Assumption Agreement” has the meaning ascribed to such term in Section 2.2(b)(ii).

“Benefit Plan” means any benefit plan, program, arrangement, policy or agreement, whether written or unwritten, including any such plan, program, arrangement, policy or agreement that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, whether or not such employee welfare benefit plan is subject to ERISA, an employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such pension plan is subject to ERISA, or health, medical, dental, disability, accident or life insurance or a bonus, incentive, deferred compensation, vacation, stock purchase, stock option, restricted stock or other equity-based award, severance, termination, retention, retirement, savings, employment, change of control, vacation or fringe benefit plan, program, arrangement or agreement, which benefits the current or former employees, independent contractors, consultants or directors of Sellers or any of Sellers’ Subsidiaries, or which Sellers (to the extent related to the Business) or any of their respective ERISA Affiliates sponsors, maintains or contributes to or in respect of which has any liability, whether contingent or otherwise.

“Bill of Sale” has the meaning ascribed to such term in Section 2.2(a)(i).

“Business” means the business of owning and operating the Restaurants.

“Business Competing Person” has the meaning ascribed to such term in Section 8.1(b)(ii).

“Cap” has the meaning ascribed to such term in Section 7.4(a)(iv).

“Casualty Loss” has the meaning ascribed to such term in Section 5.8.

“Closing” has the meaning ascribed to such term in Section 2.1.

“Closing Adjustments” has the meaning ascribed to such term in Section 1.3(b).

“Closing Date” has the meaning ascribed to such term in Section 2.1.

“Closing Payment” has the meaning ascribed to such term in Section 1.3(b).

“Closing Payment Certificate” has the meaning ascribed to such term in Section 1.3(b).

“Closing Unit Price” means $180,000 per common membership unit of ARC WingHouse.

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“Closing Working Capital” means, as of the Closing Date, the working capital of the Company determined in accordance with the classifications, judgments, valuations and estimation methodologies used on the attached Exhibit D. Closing Working Capital will be determined in accordance with GAAP to the extent consistent with Exhibit D.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Compensatory Arrangement” means any employment, severance, change in control, or similar agreement or bonus, commission or incentive plan between a Seller and any current or former employee of a Seller or other current or former service provider of a Seller.

“Competing Business” means a business that engages in the Business or engages in the business of owning, operating or franchising restaurants that generate more than 25% of annual gross sales from the sale of chicken wings and are similar in size, food offering, customer base, and sales to that of the Business.

“Condemnation” has the meaning ascribed to such term in Section 5.9.

“Confidential Information” means any confidential information concerning a Seller, the Purchased Assets or the Business.

“Consulting Agreement” has the meaning ascribed to such term in Section 1.8.

“Contingent Cash Consideration” means the cash payments required to be paid pursuant to Section 1.2(c).

“Contract Assignments” has the meaning ascribed to such term in Section 2.2(a)(ii).

“Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement that includes Registrable Securities, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

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“Debt Financing” has the meaning ascribed to such term in Section 5.11.

“Debt Financing Commitment” has the meaning ascribed to such term in Section 5.11.

“Deductible” has the meaning ascribed to such term in 7.4(a)(iii).

“Disclosure Schedules” means the disclosure schedules which by this reference are incorporated into and made integral parts of this Agreement, delivered by the Sellers concurrently with the execution of this Agreement (or updated following execution of this Agreement in accordance with the terms of this Agreement), and referenced in this Agreement.

“Disputed Items” has the meaning ascribed to such term in Section 1.3(c).

“Disputed Items Notice” has the meaning ascribed to such term in Section 1.3(c).

“Earnest Money” has the meaning ascribed to such term in Section 1.3.

“Employee Incentive Bonuses” means all incentive bonuses payable to any Seller’s employees pursuant to the

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Law” means any Law relating to: (i) pollution or protection of human health or safety (as such matters relate to exposure to hazardous materials) or the environment (including air, water vapor, surface water, groundwater, drinking water, supply, surface or subsurface land or strata and natural resources), including Laws relating to releases or threatened releases of hazardous materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of hazardous materials; (ii) the protection of wildlife and other natural resources such as endangered species, wetlands, and coastal areas; (iii) conservation and the control of greenhouse gases; and (iv) recordkeeping, notification, disclosure and reporting requirements respecting hazardous materials or permits in respect of any of the foregoing.

“Equity Interest” has the meaning ascribed to such term in Section 3.4(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“Estimated Closing Payment Certificate” has the meaning ascribed to such term in Section 1.3(a).

“Estimated Closing Payment” has the meaning ascribed to such term in Section 1.2(a).

“Estimated Closing Working Capital” has the meaning ascribed to such term in Section 1.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning ascribed to such term in Section 1.1(b).

“Financial Statements” has the meaning ascribed to such term in Section 5.8.

“Financing Agreements” has the meaning ascribed to such term in Section 5.11.

“Fundamental Representation” has the meaning ascribed to such term in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any United States federal, state or local, or any non-United States, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Authorizations” means all licenses, permits, clearances, variances, exemptions, governmental orders, registrations, certificates and other authorizations, consents and approvals required to own the Purchased Assets and carry on the Business under the applicable Laws of any Governmental Authority.

“Guaranty” has the meaning ascribed to such term in Section 2.2(b)(vi).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“Incentive Bonuses” means the accrued but not yet due and payable management incentive bonuses pursuant to any Seller’s management bonus or incentive program or plan.

“Indemnification Notice” has the meaning ascribed to such term in Section 7.6(a).

“Indemnified Party” has the meaning ascribed to such term in Section 7.6(a).

“Indemnifying Party” has the meaning ascribed to such term in Section 7.6(a).

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“Intellectual Property” means any and all intellectual property used by or in connection with the Business, whether arising under the Laws of the United States or any foreign jurisdiction, including all of the following: (i) patents and patent applications (including utility, utility model, design patents and certificates of invention), including all reissues, reexaminations, divisionals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) trademarks, service marks, trade dress rights, trade names, logos, slogans, fictitious and other business names, brand names (including without limitation the brand name “WingHouse Bar & Grill”) and other indicia of origin, (whether registered or unregistered or common law), including all applications and registrations for the foregoing and all goodwill associated with the foregoing; (iii) works of authorship, copyrights (whether registered or unregistered), and rights in copyrightable subject matter in published and unpublished works of authorship, including copyrights in software and all applications and registrations for all of the foregoing; (iv) (A) trade secret rights in confidential and proprietary information (including trade secret rights in confidential and proprietary inventions, processes, designs, formulae, models, tools, algorithms, Software architectures, know-how, ideas, research and development), and (B) any other materials falling within the definition of “trade secrets” as set forth in 18 U.S. Code Section 1890; (v) Internet domain names; (vi) rights with respect to databases and other compilations and collections of data or information; (vii) any rights equivalent or similar to any of the foregoing; and (viii) registrations, applications, extensions, reversions and renewals for any of the foregoing.

“Intellectual Property Assignments” has the meaning ascribed to such term in Section 2.2(a)(viii).

“Inventory” means all food products, non-alcoholic beverages, alcoholic beverages, and other food and beverage products sold in the ordinary course of business, but excluding any obsolete, unusable or other out-of-date or non-current items, as determined consistent with Sellers’ past practice.

“Invoices” has the meaning ascribed to such term in Section 1.9.

“IRS” means the Internal Revenue Service.

“Kasturi Guaranty” means the Absolute Guarantee of Payment and Performance substantially in the form attached as Exhibit A dated as of the Closing Date, executed by Seenu G. Kasturi for the benefit of Soaring Wings.

“Knowledge” means: (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter; and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) on the date of this Agreement or the Closing has knowledge of such fact or other matter.

“Law” means any federal, national, state or local, whether foreign, multi-national, or domestic law (including common law), statute, treaty, regulation, ordinance, rule, judgment, governmental order, decree, approval, permit, requirement or other governmental restriction, in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority that is issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of, any Governmental Authority.

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“Leased Real Property” has the meaning ascribed to such term in Section 3.9.

“Lender” has the meaning ascribed to such term in Section 5.11.

“Liabilities” means any and all debts, liabilities, costs, assessments, expenses, claims, losses, damages, deficiencies and obligations, whether accrued or fixed, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured, determined or determinable, due or to become due, whenever or however arising (including whether arising out of any contract, common law or tort based on negligence or strict liability) and whether or not the same would be reflected in the Financial Statements.

“Loss” means and includes any and all liabilities, losses, damages, expenses (including reasonable attorney’s fees), costs, fines, fees, penalties and obligations.

“Loyalty Program Benefits” means all obligations, rewards, discounts and other benefits to which WingHouse rewards members are entitled to under the WingHouse rewards club.

“Material Adverse Effect” means a material adverse effect on the Purchased Assets, the Business, or the financial condition or results of operations of Sellers, taken as a whole; provided, however, that, any event, change, effect, circumstance or condition described in clauses (a) – (g) shall not be considered in determining whether a Material Adverse Effect has occurred: (a) changes in the condition in the restaurant industry in general, or in the general economic or political conditions in the United States or in the State of Florida, (b) changes in Law or interpretations thereof, (c) the negotiation, announcement, execution, pendency or performance of the Transaction Documents or the Acquisition, (d) acts of war, sabotage, terrorism, or military actions, (e) natural disasters or acts of God, (f) failure by Sellers to meet internal projections or forecasts, (g) any matter disclosed to Purchasers in the Disclosure Schedules or Financial Statements; provided that, in the case of each of clauses (a), (b), (d), and (e), such event, change, effect, circumstance or conditions does not have a disproportionate effect on the Business or the condition of the WH Operating Entities relative to other companies in the industry and geographic area in which Sellers operate the Restaurants.

“Material Contract” means any oral, written or implied contracts, agreements, leases, powers of attorney, guaranties, surety arrangements or other commitments, excluding equipment and furniture leases entered into in the ordinary course of business, the liabilities or commitments associated therewith exceed $25,000 individually or $100,000 in the aggregate.

“Non-Assigned Asset” has the meaning ascribed to such term in Section 1.6(b).

“Operating Agreement” means the Amended and Restated Operating Agreement of ARC WingHouse, LLC dated October 11, 2019, by and among ARC WingHouse, SW WH Holdings and Parent, as from time to time amended in accordance with its terms.

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“Permitted Encumbrances” means: (i) those Encumbrances reflected in, reserved against or otherwise disclosed on the Financial Statements; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business; (iii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iv) statutory liens for Taxes that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings; (v) Encumbrances created by, arising under, or existing as a result of, any Law; (vi) all rights reserved to or vested in any Governmental Authority to control or regulate any asset or property in any manner and all Laws applicable to assets or properties; (vii) easements, covenants, rights-of-way and other similar restrictions of record; and (viii) (A) zoning, building and other similar restrictions; (B) Encumbrances that have been placed by any developer, landlord or other third party on property over which a Seller has easement rights; and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in this clause (viii), individually or in the aggregate, materially impairs the continued use and operation of any Real Property in the conduct of the Business as presently conducted.

“Person” means an individual or a corporation, partnership, limited partnership, joint venture, limited liability company, trust, unincorporated organization, Governmental Authority or any other entity.

“Proceeding” means any claim, action, suit, investigation, arbitration or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Promissory Note” means that certain promissory note in the principal amount of $1,000,000, dated as of the date hereof, executed by ARC WingHouse in favor of Soaring Wings.

“Purchase Price” has the meaning ascribed to such term in Section 1.2.

“Purchased Assets” means has the meaning ascribed to such term in Section 1.1(a).

“Purchaser” has the meaning ascribed to such term in the Preamble.

“Purchasers” has the meaning ascribed to such term in the Preamble.

“Put Option Agreement” means that certain Put Agreement in the form attached as Exhibit B hereto dated as of the Closing Date, by and among Soaring Wings and the Purchasers.

“Qualified Benefit Plan” has the meaning ascribed to such term in Section 3.19(b).

“Registrable Security” means (i) any shares of ARC Stock held or beneficially owned by Soaring Wings that were issued to Soaring Wings pursuant to Section 1.2(c), and (ii) any shares of common stock of Parent issued or issuable to Soaring Wings with respect to such ARC Stock by way of a dividend or split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, shares subdivision, distribution, recapitalization, merger, consolidation, other reorganization or other similar event.

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“Related Party” means: (i) each individual who is an officer of Seller; (ii) each member of the immediate family of such officer; (iii) any Affiliate of Seller; and (iv) any trust or other Person (other than Seller) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents and advisors (including accountants, consultants, investment bankers, legal counsel and other experts) and other representatives.

“Restaurants” means the WingHouse Bar & Grill restaurants located at the locations identified on Exhibit C.

“Retained Liabilities” has the meaning ascribed to such term in Section 1.1(d).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning ascribed to such term in the Preamble.

“Seller Employees” means all individuals employed immediately prior to the Closing by Sellers (or any one or more of them) solely in connection with the operation or conduct of the Business.

“Seller Indemnified Party” has the meaning ascribed to such term in Section 7.2.

“Seller Restricted Party” has the meaning ascribed to such term in Section 8.1(a).

“Seller Tax Return” has the meaning ascribed to such term in Section 6.1.

“Soaring Wings” has the meaning ascribed to such term in the Preamble.

“Soaring Wings Advertising” has the meaning ascribed to such term in the Preamble.

“Soaring Wings HQ” has the meaning ascribed to such term in the Preamble.

“Soaring Wings IP” has the meaning ascribed to such term in the Preamble.

“Solvent” means, with respect to any Person, that such Person is “solvent” within the meaning given that term and similar terms under applicable Laws relating to fraudulent transfers.

“Statement of Allocation” has the meaning ascribed to such term in Section 1.4(a).

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“Straddle Period” means any Tax period that begins before but ends after the Closing Date.

“Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than either: (i) 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such Person; or (ii) 50% of the economic interests.

“Survival Date” has the meaning ascribed to such term in Section 7.1.

“SW WH Holdings” means SW WH Holdings, LLC, a Delaware limited liability company.

“Target Working Capital Amount” means a negative $3,400,000.

“Tax” means: (i) any tax of any kind whatsoever, including any federal, state, local or foreign income, estimated, sales, use, ad valorem, receipts, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, net worth, escheat, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum and occupation tax, imposts, duties, withholdings, charges, fees, levies or other assessments, in each case in the nature of a tax, imposed by any Governmental Authority, whether domestic or foreign, together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts; and (ii) any liability for payment of amounts described in clause (i) as a result of transferee or successor liability, a contract or being a member of an affiliated, consolidated, combined, aggregate or unitary group for any period, or otherwise through operation of Law.

“Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Third Party Claim” has the meaning ascribed to such term in Section 7.6(a).

“Transaction Documents” means this Agreement, the Bill of Sale, the Contract Assignment, the Intellectual Property Assignment, the Assumption Agreement, the Kasturi Guaranty, the Put Option Agreement, the Promissory Note, the Operating Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

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“Transaction Taxes” has the meaning ascribed to such term in Section 6.2.

“Treasury Regulations” means the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, in effect as of the date hereof.

“Warn Statutes” has the meaning ascribed to such term in Section 3.18(b).

“WH Advertising” has the meaning ascribed to such term in the Preamble.

“WH IP” has the meaning ascribed to such term in the Preamble.

“WH Operating Entities” means Soaring Wings St. Pete Ulmerton, LLC, Soaring Wings Pinellas Park, LLC, Soaring Wings Tampa Hillsborough, LLC, Soaring Wings New Port Richey, LLC, Soaring Wings Ocala, LLC, Soaring Wings Orlando, LLC, Soaring Wings Kissimmee, LLC, Soaring Wings Palm Harbor, LLC, Soaring Wings Altamonte Springs, LLC, Soaring Wings Sanford, LLC, Soaring Wings Daytona Beach Speedway, LLC, Soaring Wings Brandon 301, LLC, Soaring Wings Orlando Kirkman Road, LLC, Soaring Wings Lakeland, LLC, Soaring Wings Bradenton, LLC, Soaring Wings Daytona Beach Atlantic Ave., LLC, Soaring Wings Clearwater, LLC, Soaring Wings Brandon 60, LLC, Soaring Wings Gainesville, LLC, Soaring Wings Wesley Chapel, LLC, Soaring Wings Ellenton, LLC, Soaring Wings Doral, LLC, Soaring Wings TB Center, LLC, and Soaring Wings Davie, LLC, each a Florida limited liability company and wholly owned subsidiary of Soaring Wings.

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IN WITNESS WHEREOF, Purchasers and Sellers have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

SOARING WINGS, LLC
SOARING WINGS HQ, LLC
SOARING WINGS ADVERTISING, LLC
SOARING WINGS IP, LLC
SOARING WINGS ST. PETE ULMERTON, LLC
SOARING WINGS PINELLAS PARK, LLC
SOARING WINGS TAMPA HILLSBOROUGH, LLC
SOARING WINGS NEW PORT RICHEY, LLC
SOARING WINGS OCALA, LLC
SOARING WINGS ORLANDO, LLC
SOARING WINGS KISSIMMEE, LLC
SOARING WINGS PALM HARBOR, LLC
SOARING WINGS ALTAMONTE SPRINGS, LLC
SOARING WINGS SANFORD, LLC
SOARING WINGS DAYTONA BEACH SPEEDWAY, LLC
SOARING WINGS BRANDON 301, LLC
SOARING WINGS ORLANDO KIRKMAN ROAD, LLC
SOARING WINGS LAKELAND, LLC
SOARING WINGS BRADENTON, LLC
SOARING WINGS DAYTONA BEACH ATLANTIC AVE., LLC
SOARING WINGS CLEARWATER, LLC
SOARING WINGS BRANDON 60, LLC
SOARING WINGS GAINESVILLE, LLC
SOARING WINGS WESLEY CHAPEL, LLC
SOARING WINGS ELLENTON, LLC
SOARING WINGS DORAL, LLC
SOARING WINGS TB CENTER, LLC
SOARING WINGS DAVIE, LLC

By:	SOARING WINGS MANAGER, LLC,
their Manager

By:	/s/ Kenneth P. Jones
Name:	Kenneth P. Jones
Title:	Manager

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PURCHASERS:

ARC GROUP, INC.,
a Nevada corporation

By:	/s/ Seenu G. Kasturi
Seenu G. Kasturi
Chief Executive Officer

ARC WINGHOUSE, LLC,
a Florida limited liability company

By:	/s/ Seenu G. Kasturi
Seenu G. Kasturi
Manager

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